As filed with the Securities and Exchange Commission on June 3, 2015

Registration Statement No. 333-198502

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

SYSOREX GLOBAL HOLDINGS CORP.

(Exact name of Registrant as specified in its charter)

Nevada	7379	88-0434915
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2479 E. Bayshore Road, Suite 195

Palo Alto, CA 94303

Telephone: 408-702-2167

Telecopier: 408-824-1543

(Address and telephone number of principal executive offices)

Mr. Nadir Ali, CEO

2479 E. Bayshore Road, Suite 195

Palo Alto, CA 94303

Telephone: 408-702-2167

Telecopier: 408-824-1543

(Name, address and telephone number of agent for service)

Copy to:

Kevin Friedmann, Esq.
Melanie Figueroa, Esq.
Richardson & Patel LLP
The Chrysler Building 405 Lexington Avenue, 49th Floor
New York, NY 10174
Telephone: (212) 869-7000

Approximate Date of Proposed Sale to the Public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑
(Do not check if a smaller reporting company)

This Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the registration statement on Form S-1 (Registration No. 333-198502) (the “Registration Statement”) of Sysorex Global Holdings Corp., a Nevada corporation (the “Company”), originally filed on August 29, 2014 and declared effective on September 11, 2014. Pursuant to the Registration Statement, the Company registered for resale up to 628,886 shares of our common stock and 139,584 shares of common stock that are issuable upon the exercise of outstanding warrants to purchase our common stock by the selling stockholders identified in the prospectus.

This Post-Effective Amendment is being filed pursuant to the undertakings in Item 17 of the Registration Statement to update and supplement the information contained in the Registration Statement, to (i) include the information contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 that was filed with the Securities and Exchange Commission on March 27, 2015, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 filed on May 14, 2015, and its definitive Proxy Statement filed on April 30, 2015; and (ii) make certain other updating revisions contained herein.

No additional securities are being registered under this Post-Effective Amendment. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 3, 2015

Prospectus

5,768,470 Shares of Common Stock

Sysorex Global Holdings Corp.

This prospectus relates to the offer and sale of up to 5,768,470 shares of common stock, par value $0.001, of Sysorex Global Holdings Corp., a Nevada corporation (the “ Company, ” “ Sysorex, ” “ us ,” “ our ,” or “ we ”) by the selling stockholders identified on page 27 of this prospectus  (the “ Offering ”).

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders.

The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices.  See “Plan of Distribution” for more information about how the selling stockholders may sell the shares of common stock being registered pursuant to this prospectus.

We will pay the expenses incurred in registering the shares, including legal and accounting fees. See “Plan of Distribution”.

We are an “emerging growth company” under the Federal Securities laws and are subject to reduced public company reporting requirements as set forth on page 5 of this prospectus.  Our common stock is currently quoted on the NASDAQ Capital Market under the symbol “SYRX”.  On May 29, 2015, the last reported sale price of our common stock on the NASDAQ Capital Market was $1.75. All historical share and per share data in this prospectus give effect to a reverse stock split effected on April 8, 2014.

You should read this prospectus, together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

Our business and an investment in our securities is speculative and involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus for a discussion of information that you should consider before investing in our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                 , 2015.

ADDITIONAL INFORMATION

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information. The shares are not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of such documents.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using the SEC’s registration rules for a delayed or continuous offering and sale of securities. Under the registration rules, using this prospectus and, if required, one or more prospectus supplements, the selling stockholders named herein may distribute the shares of common stock covered by this prospectus. A prospectus supplement may add, update or change information contained in this prospectus.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless otherwise noted, the terms “Sysorex”, “the Company,” “we,” “us,” and “our” refer to Sysorex Global Holdings Corp., and its subsidiaries, Sysorex Federal, Inc., Sysorex Government Services Inc., Sysorex Arabia LLC, Lilien Systems, Shoom, Inc., and AirPatrol Corporation.

Except where otherwise indicated, all share and per share data in this prospectus reflect a one-for-two reverse stock split effected on April 8, 2014.

The Company

Overview

Sysorex provides data analytics and location-based solutions and services to commercial and government customers worldwide. We have developed a new kind of discovery platform that blends data from traditional software and network systems with the growing universe of mobile and Internet-connected things. In doing so we have created a high velocity, secure and scalable platform that we believe allows our customers to evaluate their most complex business issues, and compete successfully in their respective markets. Our analytics products provide turnkey vertical solutions from ETL (extract, transfer, load) to BI (business intelligence) to the final visualization of the data. These solutions are available on-premise or in the Cloud.

Our data analytics products integrate with our AirPatrol product line, which includes technology for enterprises, government agencies, developers, and services providers aimed at improving mobile security, improving information access and boosting application engagement by adding location-based delivery and management by collecting data from any wireless device in close proximity (Cellular, WiFi, BLE, RFID, etc.) and extending to any connected device in the Internet of Things (IoT) landscape. We believe our products can deliver critical information at the right time based on our integrated solutions allowing us to uniquely blend the real world and the digital world. We believe our AirPatrol product line is also well positioned for the Cyber Security market as a mobile device management and detection technology solution. We believe our location accuracy of less than 10-feet and ability to capture all RF frequencies is unmatched. Detecting rogue devices that could be a security threat to an enterprise or government agency and then providing accurate location of that device is an important security application for our customers. Our AirPatrol product line has two patents and several others pending worldwide.

Sysorex also provides supporting products and services including enterprise computing and storage, virtualization, business continuity, data migration, custom application development, networking and information technology business consulting services. These allow Sysorex to offer turnkey solutions when requested by customers.

Sysorex’s core practice areas include:

●	Big Data – mining terabytes of data from disparate sources in real time

●	Advanced analytics

●	Location-based security and detection (ZoneDefense)

●	Location-based context aware marketing (ZoneAware)

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●	Secure wireless networking

●	Enterprise IT as a service

●	Converged infrastructure

●	Cloud based applications and analytics for Media & Publishing

Implications of Being an Emerging Growth Company

As a company with less than $1.0 billion in revenue during our most recently completed fiscal year, we qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable, in general, to public companies that are not emerging growth companies. These provisions include:

●	Reduced disclosure about our executive compensation arrangements;

●	No non-binding shareholder advisory votes on executive compensation or golden parachute arrangements;

●	Exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting; and

●	Reduced disclosure of financial information in this report, limited to two years of audited financial information and two years of selected financial information.

As a smaller reporting company, each of the foregoing exemptions is currently available to us. We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenues as of the end of a fiscal year, if we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission, or if we issue more than $1.0 billion of non-convertible debt over a three-year-period.

The JOBS Act permits an emerging growth company to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are choosing to “opt out” of this provision. Therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Corporate Information

Our principal executive offices are located at 2479 E. Bayshore Road, Suite 195, Palo Alto, CA 94303, and our telephone number is (408) 702-2167. Our subsidiaries maintain offices in Herndon Virginia, Larkspur California, Honolulu Hawaii, Bellevue Washington, Beaverton Oregon, Carlsbad California, Encino California, Maple Lawn Maryland and Coquitlam, British Columbia. Our Internet website is www.sysorex.com. The information on, or that can be accessed through, our website is not part of this report, and you should not rely on any such information in making any investment decision relating to our common stock.

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The Offering

Securities Offered	5,768,470 shares of Sysorex common stock offered by the selling stockholders, including 139,584 shares of common stock underlying warrants.

Common Stock Outstanding	19,815,375 shares as of May 29, 2015 (1)

Common Stock to be Outstanding Immediately after the Offering	19,815,375 shares (2)

Terms of the Offering	The selling stockholders will determine when and how they will sell the common stock offered in this prospectus. The selling stockholders will sell at prevailing market prices through the NASDAQ Capital Market, or at privately negotiated prices in transactions that are not in the public market.

Termination of the Offering

The Offering will conclude upon the earliest of (i) such time as all of the common stock has been sold pursuant to the registration statement, (ii) such time as all of the common stock becomes eligible for resale without volume limitations pursuant to Rule 144 under the Securities Act, or any other rule of similar effect or (iii) two years from the closing of the AirPatrol Acquisition, as applicable.

Trading Market	Our common stock is traded on the NASDAQ Capital Market under the symbol “SYRX”.

Use of Proceeds

We are not selling any shares of the common stock covered by this prospectus. As such, we will not receive any of the offering proceeds from the registration of the shares of common stock covered by this prospectus. However, the registration statement relating to this prospectus includes registration of up to 139,584 shares of common stock under warrants held by our lender Bridge Bank, N.A. If Bridge Bank exercises these warrants, we will receive the proceeds of the warrant exercise of up to $210,000, which shall be used for general corporate purposes. Any proceeds received by Bridge Bank in the resale of the underlying shares of common stock will belong to Bridge Bank .

Dividend Policy	We have never declared any cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in financing the growth of our business and do not anticipate paying any cash dividends for the foreseeable future. See “Dividend Policy.”

Risk Factors	The common stock offered hereby involves a high degree of risk, and investors should read and consider these risks before making an investment decision. See “Risk Factors” beginning on page 4.

Reverse Stock Split	We completed a one-for-two reverse stock split of our common stock on April 8, 2014. All share counts in this prospectus are shown on a post-reverse stock split basis.

(1)	Includes up to 1,052 shares of common stock reserved for issuance to all former shareholders of Shoom, Inc., some of whom have not yet exchanged certificates representing their shares.

(2)	Excludes shares issuable upon exercise of outstanding options and warrants, and issuances of additional shares of common stock subsequent to May 29, 2015.

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RISK FACTORS

We are subject to various risks that may materially harm our business, prospects, financial condition and results of operations. An investment in our common stock is speculative and involves a high degree of risk. In evaluating an investment in shares of our common stock, you should carefully consider the risks described below, together with the other information included in this report.

The risks described below are not the only risks we face. If any of the events described in the following risk factors actually occurs, or if additional risks and uncertainties later materialize, that are not presently known to us or that we currently deem immaterial, then our business, prospects, results of operations and financial condition could be materially adversely affected. In that event, the trading price of our common stock could decline, and investors in our common stock may lose all or part of their investment in our shares. The risks discussed below include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements

Risks Related to Consolidated Operations

Since we have only recently completed several acquisitions since 2013, including Lilien Systems, Shoom, AirPatrol and the assets of LightMiner, it may be difficult for potential investors to evaluate our future consolidated business.

We completed the acquisition of Lilien Systems on March 20, 2013 (the “Lilien Acquisition”), the acquisition of Shoom, Inc. on September 6, 2013 (the “Shoom Acquisition”), the acquisition of AirPatrol Corporation on April 16, 2014 (the “AirPatrol Acquisition”), and the asset acquisition of LightMiner Systems, Inc. on April 24, 2015 (the “LightMiner Acquisition”). Our limited combined operating history makes it difficult for potential investors to evaluate our business or prospective operations or the merits of an investment in our securities. We are subject to the risks inherent in the financing, expenditures, complications and delays characteristic of a newly combined business. These risks are described below under the risk factor titled “Any future acquisitions that we may make could disrupt our business, cause dilution to our stockholders and harm our business, financial condition or operating results.” In addition, while the former members of Lilien, and the shareholders of Shoom, AirPatrol, and LightMiner have indemnified the Company from any undisclosed liabilities there may not be adequate resources to cover such indemnity. Furthermore, there are risks that the vendors, suppliers and customers of the acquired entities may not renew their relationships for which there is no indemnification. Accordingly, our business and success faces risks from uncertainties inherent to developing companies in a competitive environment. There can be no assurance that our efforts will be successful or that we will ultimately be able to attain profitability.

Our ability to successfully execute our business plan may require additional debt or equity financing, which may otherwise not be available on reasonable terms or at all.

As of March 31, 2015, we had $2.7 million of cash on hand. At March 31, 2015, Sysorex Government Services, Inc. and Lilien Systems had a $6 million revolving line of credit with Bridge Bank, N.A., of which $5.9 million was outstanding with a maturity date of April 16, 2016, and an additional $250,000 outstanding under a term loan with a maturity date of August 27, 2015. Borrowings under the revolving credit line also referred to as the Credit Facility, and the term loan bear interest at 5.25% per annum. On May 4, 2015, the Credit Facility was amended to (i) increase the Credit Facility from $6,000,000 to $10,000,000, (ii) add the Company, and its other subsidiaries, Sysorex Federal, Inc., Shoom, Inc., and AirPatrol Corporation, as under the Credit Facility; and (iii) extend a new term loan to the borrowers in the amount of $2,000,000 (the “New Term Advance”) of which $167,000 was used to pay off the initial term loan. The effective date of the amendment was April 29, 2015. The maturity dates of the advances under the Credit Facility and the new term loan have been extended to April 29, 2017 and April 29, 2018, respectively. According to our business plan we may need additional debt or equity financing. Future financings through equity offerings by us will be dilutive to existing stockholders. Also, the terms of securities we may issue in future capital transactions may be more favorable to new investors than our current investors. Newly issued securities may include preferences, superior voting rights, the issuance of warrants or other derivative securities. We may also issue incentive awards under employee equity incentive plans, which may have additional dilutive effects. We may also be required to recognize non-cash expenses in connection with certain securities we may issue in the future such as convertible notes and warrants, which would adversely impact our financial condition and results of operations. Our ability to obtain needed financing may be impaired by factors, including the condition of the economy and capital markets, both generally and specifically in our industry, and the fact that we are not profitable, which could impact the availability or cost of future financing. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs, we may need to reduce our operations accordingly.

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Failure to manage or protect growth may be detrimental to our business because our infrastructure may not be adequate for expansion.

Recent and future acquisitions may require a substantial expansion of the Company’s systems, workforce and facilities. We may fail to adequately manage our anticipated future growth. The substantial growth in our operations as a result of recent and future acquisitions may place a significant strain on our administrative, financial and operational resources, and increase demands on our management and on our operational and administrative systems, controls and other resources. There can be no assurance that our systems, procedures and controls will be adequate to support our operations as they expand. We cannot assure you that our existing personnel, systems, procedures or controls will be adequate to support our operations in the future or that we will be able to successfully implement appropriate measures consistent with our growth strategy. As part of this growth, we may have to implement new operational and financial systems, procedures and controls to expand, train and manage our employee base, and maintain close coordination among our staff. We cannot guarantee that we will be able to do so, or that if we are able to do so, we will be able to effectively integrate them into our existing staff and systems.

To the extent we acquire other businesses, we will also need to integrate and assimilate new operations, technologies and personnel. The integration of new personnel will continue to result in some disruption to ongoing operations. The ability to effectively manage growth in a rapidly evolving market requires effective planning and management processes. We will need to continue to improve operational, financial and managerial controls, reporting systems and procedures, and will need to continue to expand, train and manage our work force. There can be no assurance that the Company would be able to accomplish such an expansion on a timely basis. If the Company is unable to affect any required expansion and is unable to perform its contracts on a timely and satisfactory basis, its reputation and eligibility to secure additional contracts in the future could be damaged. The failure to perform could also result in contract terminations and significant liability. Any such result would adversely affect the Company’s business and financial condition.

We will need to increase the size of our organization, and we may experience difficulties in managing growth, which could hurt our financial performance.

In addition to employees hired from our recent acquisitions and any other companies which we may acquire in the future, we anticipate that we will need to expand our employee infrastructure for managerial, operational, financial and other resources at the parent company level. Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate additional employees. Our future financial performance and our ability to commercialize our product candidates and to compete effectively will depend, in part, on our ability to manage any future growth effectively.

In order to manage our future growth, we will need to continue to improve our management, operational and financial controls and our reporting systems and procedures. All of these measures will require significant expenditures and will demand the attention of management. If we do not continue to enhance our management personnel and our operational and financial systems and controls in response to growth in our business, we could experience operating inefficiencies that could impair our competitive position and could increase our costs more than we had planned. If we are unable to manage growth effectively, our business, financial condition and operating results could be adversely affected.

Our business depends on experienced and skilled personnel, and if we are unable to attract and integrate skilled personnel, it will be more difficult for us to manage our business and complete contracts.

The success of our business depends on the skill of our personnel. Accordingly, it is critical that we maintain, and continue to build, a highly experienced management team and specialized workforce, including software programs and sales professionals. Competition for personnel, particularly those with expertise in government consulting and a security clearance, is high, and identifying candidates with the appropriate qualifications can be costly and difficult. We may not be able to hire the necessary personnel to implement our business strategy given our anticipated hiring needs, or we may need to provide higher compensation or more training to our personnel than we currently anticipate. In addition, our ability to recruit, hire and indirectly deploy former employees of the U.S. Government is subject to complex laws and regulations, which may serve as an impediment to our ability to attract such former employees.

Our business is labor intensive and our success depends on our ability to attract, retain, train and motivate highly skilled employees, including employees who may become part of our organization in connection with our acquisitions. The increase in demand for consulting, technology integration and managed services has further increased the need for employees with specialized skills or significant experience in these areas. Our ability to expand our operations will be highly dependent on our ability to attract a sufficient number of highly skilled employees and to retain our employees and the employees of companies that we have acquired. We may not be successful in attracting and retaining enough employees to achieve our desired expansion or staffing plans. Furthermore, the industry turnover rates for these types of employees are high and we may not be successful in retaining, training or motivating our employees. Any inability to attract, retain, train and motivate employees could impair our ability to adequately manage and complete existing projects and to accept new client engagements. Such inability may also force us to increase our hiring of independent contractors, which may increase our costs and reduce our profitability on client engagements. We must also devote substantial managerial and financial resources to monitoring and managing our workforce. Our future success will depend on our ability to manage the levels and related costs of our workforce.

In the event we are unable to attract, hire and retain the requisite personnel and subcontractors, we may experience delays in completing contracts in accordance with project schedules and budgets, which may have an adverse effect on our financial results, harm our reputation and cause us to curtail our pursuit of new contracts. Further, any increase in demand for personnel may result in higher costs, causing us to exceed the budget on a contract, which in turn may have an adverse effect on our business, financial condition and operating results and harm our relationships with our customers.

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Any future acquisitions that we may make could disrupt our business, cause dilution to our stockholders and harm our business, financial condition or operating results.

If we are successful in consummating acquisitions, those acquisitions could subject us to a number of risks, including, but not limited to:

●	the purchase price we pay and/or unanticipated costs could significantly deplete our cash reserves or result in dilution to our existing stockholders;

●	we may find that the acquired company or technologies do not improve our market position as planned;

●	we may have difficulty integrating the operations and personnel of the acquired company, as the combined operations will place significant demands on the Company’s management, technical, financial and other resources;

●	key personnel and customers of the acquired company may terminate their relationships with the acquired company as a result of the acquisition;

●	we may experience additional financial and accounting challenges and complexities in areas such as tax planning and financial reporting;

●	we may assume or be held liable for risks and liabilities (including environmental-related costs) as a result of our acquisitions, some of which we may not be able to discover during our due diligence investigation or adequately adjust for in our acquisition arrangements;

●	our ongoing business and management’s attention may be disrupted or diverted by transition or integration issues and the complexity of managing geographically or culturally diverse enterprises;

●	we may incur one-time write-offs or restructuring charges in connection with the acquisition;

●	we may acquire goodwill and other intangible assets that are subject to amortization or impairment tests, which could result in future charges to earnings; and

●	we may not be able to realize the cost savings or other financial benefits we anticipated.

We cannot assure you that we will successfully integrate or profitably manage any acquired business. In addition, we cannot assure you that, following any acquisition, our continued business will achieve sales levels, profitability, efficiencies or synergies that justify the acquisition or that the acquisition will result in increased earnings for us in any future period. These factors could have a material adverse effect on our business, financial condition and operating results.

Insurance and contractual protections may not always cover lost revenue, increased expenses or liquidated damages payments, which could adversely affect our financial results.

Although we maintain insurance and intend to obtain warranties from suppliers, obligate subcontractors to meet certain performance levels and attempt, where feasible, to pass risks we cannot control to our customers, the proceeds of such insurance, warranties, performance guarantees or risk sharing arrangements may not be adequate to cover lost revenue, increased expenses or liquidated damages payments that may be required in the future.

If we are unable to comply with certain financial and operating restrictions in our credit facilities, we may be limited in our business activities and access to credit or may default under our credit facilities

Pursuant to our existing credit facility with Bridge Bank, N.A., all of the Company’s and our subsidiaries’ assets, other than excluded and future projects, are secured with our senior lender. As of March 31, 2015, the Company owed approximately $5.9 million under its revolving line of credit and $250,000 under a term loan. Effective as of April 29, 2015, the Credit Facility was increased to $10 million and a new term loan of $2 million. Provisions in our Credit Facility and debt instruments impose restrictions or require prior approval on our ability, and the ability of certain of our subsidiaries to, among other things:

●	incur additional debt;

●	pay cash dividends and make distributions;

●	make certain investments and acquisitions;

●	guarantee the indebtedness of others or our subsidiaries;

●	redeem or repurchase capital stock;

●	create liens or encumbrances;

●	enter into transactions with affiliates;

●	engage in new lines of business;

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●	sell, lease or transfer certain parts of our business or property;

●	incur obligations for capital expenditures;

●	issue additional capital stock of the Company or any subsidiary of the Company;

●	acquire new companies and merge or consolidate.

These agreements also contain other customary covenants, including covenants that require us to meet specified financial ratios and financial tests. We may not be able to comply with these covenants in the future. Our failure to comply with these covenants may result in the declaration of an event of default and cause us to be unable to borrow under our credit facilities and debt instruments. In addition to preventing additional borrowings under these agreements, an event of default, if not cured or waived, may result in the acceleration of the maturity of indebtedness outstanding under these agreements, which would require us to pay all amounts outstanding. If the maturity of our indebtedness is accelerated, we may not have sufficient funds available for repayment or we may not have the ability to borrow or obtain sufficient funds to replace the accelerated indebtedness on terms acceptable to us or at all. Our failure to repay our bank indebtedness would result in the bank foreclosing on all or a portion of our assets and force us to curtail our operations.

We may be subject to damages resulting from claims that the Company or our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

Upon completion of any acquisitions by the Company, we may be subject to claims that our acquired companies and their employees may have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of former employers or competitors. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management. If we fail in defending such claims, in addition to paying money claims, we may lose valuable intellectual property rights or personnel. A loss of key research personnel or their work product could hamper or prevent our ability to commercialize certain products, which could severely harm our business.

The loss of our Chief Executive Officer or other key personnel may adversely affect our operations.

The Company’s success depends to a significant extent upon the operation, experience, and continued services of certain of its officers, including our CEO, as well as other key personnel. While our CEO and key personnel are employed under employment contracts, there is no assurance we will be able to retain their services. The loss of our CEO or several of the other key personnel could have an adverse effect on the Company. If our CEO or other executive officers were to leave we would face substantial difficulty in hiring a qualified successor and could experience a loss in productivity while any successor obtains the necessary training and experience. Furthermore, we do not maintain “key person” life insurance on the lives of any executive officer and their death or incapacity would have a material adverse effect on us. The competition for qualified personnel is intense, and the loss of services of certain key personnel could adversely affect our business.

Internal system or service failures could disrupt our business and impair our ability to effectively provide our services and products to our customers, which could damage our reputation and adversely affect our revenues and profitability.

Any system or service disruptions, on our hosted Cloud infrastructure or those caused by ongoing projects to improve our information technology systems and the delivery of services, if not anticipated and appropriately mitigated, could have a material adverse effect on our business including, among other things, an adverse effect on our ability to bill our customers for work performed on our contracts, collect the amounts that have been billed and produce accurate financial statements in a timely manner. We are also subject to systems failures, including network, software or hardware failures, whether caused by us, third-party service providers, cyber security threats, natural disasters, power shortages, terrorist attacks or other events, which could cause loss of data and interruptions or delays in our business, cause us to incur remediation costs, subject us to claims and damage our reputation. In addition, the failure or disruption of our communications or utilities could cause us to interrupt or suspend our operations or otherwise adversely affect our business. Our property and business interruption insurance may be inadequate to compensate us for all losses that may occur as a result of any system or operational failure or disruption and, as a result, our future results could be adversely affected.

Customer systems failures could damage our reputation and adversely affect our revenues and profitability.

Many of the systems and networks that we develop, install and maintain for our customers on premise or host on our infrastructure involve managing and protecting personal information and information relating to national security and other sensitive government functions. While we have programs designed to comply with relevant privacy and security laws and restrictions, if a system or network that we develop, install or maintain were to fail or experience a security breach or service interruption, whether caused by us, third-party service providers, cyber security threats or other events, we may experience loss of revenue, remediation costs or face claims for damages or contract termination. Any such event could cause serious harm to our reputation and prevent us from having access to or being eligible for further work on such systems and networks. Our errors and omissions liability insurance may be inadequate to compensate us for all of the damages that we may incur and, as a result, our future results could be adversely affected.

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Our financial performance could be adversely affected by decreases in spending on technology products and services by our public sector customers.

Our sales to our public sector customers are impacted by government spending policies, budget priorities and revenue levels. Although our sales to the federal government are diversified across multiple agencies and departments, they collectively accounted for approximately 13% of 2014 and 2013 net sales. An adverse change in government spending policies (including budget cuts at the federal level), budget priorities or revenue levels could cause our public sector customers to reduce their purchases or to terminate or not renew their contracts with us, which could adversely affect our business, results of operations or cash flows.

Our business could be adversely affected by the loss of certain vendor partner relationships and the availability of their products.

We purchase products for resale from vendor partners, which include OEMs, software publishers, and wholesale distributors. For the quarter ended March 31, 2015, approximately 74% of our revenue was from purchases from vendor partners as defined above. We are authorized by vendor partners to sell all or some of their products via direct marketing activities. Our authorization with each vendor partner is subject to specific terms and conditions regarding such things as sales channel restrictions, product return privileges, price protection policies and purchase discounts. In the event we were to lose one of our significant vendor partners, our business could be adversely affected.

We have entered, and expect to continue to enter, into joint venture, teaming and other arrangements, and these activities involve risks and uncertainties. A failure of any such relationship could have material adverse results on our business and results of operations.

We have entered, and expect to continue to enter, into joint venture, teaming and other arrangements. These activities involve risks and uncertainties, including the risk of the joint venture or applicable entity failing to satisfy its obligations, which may result in certain liabilities to us for guarantees and other commitments, the challenges in achieving strategic objectives and expected benefits of the business arrangement, the risk of conflicts arising between us and our partners and the difficulty of managing and resolving such conflicts, and the difficulty of managing or otherwise monitoring such business arrangements. A failure of our business relationships could have material adverse results on our business and results of operations.

Our business and operations expose us to numerous legal and regulatory requirements and any violation of these requirements could harm our business.

We are subject to numerous federal, state and foreign legal requirements on matters as diverse as data privacy and protection, employment and labor relations, immigration, taxation, anticorruption, import/export controls, trade restrictions, internal and disclosure control obligations, securities regulation and anti-competition. Compliance with diverse and changing legal requirements is costly, time-consuming and requires significant resources. We are also focused on expanding our business in certain identified growth areas, such as health information technology, energy and environment, which are highly regulated and may expose us to increased compliance risk. Violations of one or more of these diverse legal requirements in the conduct of our business could result in significant fines and other damages, criminal sanctions against us or our officers, prohibitions on doing business and damage to our reputation. Violations of these regulations or contractual obligations related to regulatory compliance in connection with the performance of customer contracts could also result in liability for significant monetary damages, fines and/or criminal prosecution, unfavorable publicity and other reputational damage, restrictions on our ability to compete for certain work and allegations by our customers that we have not performed our contractual obligations.

If we do not adequately protect our intellectual property rights, we may experience a loss of revenue and our operations may be materially harmed.

We have not registered copyrights on any of the software we have developed. We rely upon confidentiality agreements signed by our employees, consultants and third parties to protect our intellectual property. We cannot assure you that we can adequately protect our intellectual property or successfully prosecute actual or potential infringement of our intellectual property rights. Also, we cannot assure you that others will not assert rights in, or ownership of, trademarks and other proprietary rights of ours or that we will be able to successfully resolve these types of conflicts to our satisfaction. Our failure to protect our intellectual property rights may result in a loss of revenue and could materially adversely affect our operations and financial condition.

Our performance and ability to compete are dependent to a significant degree on our proprietary technology. Our proprietary software is protected by common law copyright laws, as opposed to registration under copyright statutes. Common law protection may be narrower than that which we could obtain under registered copyrights. As a result, we may experience difficulty in enforcing our copyrights against certain third party infringements. As part of our confidentiality-protection procedures, we generally enter into agreements with our employees and consultants and limit access to, and distribution of, our software, documentation and other proprietary information. There can be no assurance that the steps we have taken will prevent misappropriation of our technology or that agreements entered into for that purpose will be enforceable. The laws of other countries may afford us little or no protection of our intellectual property. We also rely on a variety of technology that we license from third parties. There can be no assurance that these third party technology licenses will continue to be available to us on commercially reasonable terms, if at all. The loss of or inability to maintain or obtain upgrades to any of these technology licenses could result in delays in completing software enhancements and new development until equivalent technology could be identified, licensed or developed and integrated. Any such delays would materially and adversely affect our business.

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The growth of our business is dependent on increasing sales to our existing clients and obtaining new clients, which, if unsuccessful, could limit our financial performance.

Our ability to increase revenues from existing clients by identifying additional opportunities to sell more of our products and services and our ability to obtain new clients depends on a number of factors, including our ability to offer high quality products and services at competitive prices, the strength of our competitors and the capabilities of our sales and marketing departments. If we are not able to continue to increase sales of our products and services to existing clients or to obtain new clients in the future, we may not be able to increase our revenues and could suffer a decrease in revenues as well.

Our business depends on the continued growth of the market for IT products and services, which is uncertain.

Our IT products and services solutions are designed to address the growing markets for off-premises services (including migrations, consolidations, Cloud computing and disaster recovery), technology integration services (including storage and data protection services and the implementation of virtualization solutions) and managed services (including operational support and client support). These markets are still evolving. Competing technologies and services or reductions in corporate spending may reduce the demand for our products and services.

Decreases, or slow growth, in the newspaper publishing industry may negatively impact our results from operation as it relates to our Cloud based applications and analytics for media and publishing.

The newspaper industry as a whole is experiencing challenges to maintain and grow print circulation and revenues. This results from, among other factors, increased competition from other media, particularly the growth of electronic media, and shifting preferences among some consumers to receive all or a portion of their news other than from a newspaper. The customer base for our Cloud based applications and analytics for media and publishing is focused on the newspaper publishing industry and therefore sales from this operating sector will be subject to the future of the newspaper industry.

Our competitiveness depends significantly on our ability to keep pace with the rapid changes in IT. Failure by us to anticipate and meet our clients’ technological needs could adversely affect our competitiveness and growth prospects.

We operate and compete in an industry characterized by rapid technological innovation, changing client needs, evolving industry standards and frequent introductions of new products, product enhancements, services and distribution methods. Our success depends on our ability to develop expertise with these new products, product enhancements, services and distribution methods and to implement IT solutions that anticipate and respond to rapid changes in technology, the IT industry, and client needs. The introduction of new products, product enhancements and distribution methods could decrease demand for current products or render them obsolete. Sales of products and services can be dependent on demand for specific product categories, and any change in demand for or supply of such products could have a material adverse effect on our net sales if we fail to adapt to such changes in a timely manner.

We operate in a highly competitive market and we may be required to reduce the prices for some of our products and services to remain competitive, which could adversely affect our results of operations.

Our industry is developing rapidly and related technology trends are constantly evolving. In this environment, we face significant price competition from our competitors. We may be unable to offset the effect of declining average sales prices through increased sales volumes and/or reductions in our costs. Furthermore, we may be forced to reduce the prices of the products and services we sell in response to offerings made by our competitors. Finally, we may not be able to maintain the level of bargaining power that we have enjoyed in the past when negotiating the prices of our services.

We face substantial competition from other national, multi-regional, regional and local value-added resellers and IT service providers, some of which may have greater financial and other resources than we do or that may have more fully developed business relationships with clients or prospective clients than we do. Many of our competitors compete principally on the basis of price and may have lower costs or accept lower selling prices than we do and, therefore, we may need to reduce our prices. In addition, manufacturers may choose to market their products directly to end-users, rather than through IT solutions providers such as us, and this could adversely affect our business, financial condition and results of operations.

Our profitability is dependent on the rates we are able to charge for our products and services. The rates we are able to charge for our products and services are affected by a number of factors, including:

●	our clients’ perceptions of our ability to add value through our services;

●	introduction of new services or products by us or our competitors;

●	our competitors’ pricing policies;

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●	our ability to charge higher prices where market demand or the value of our services justifies it;

●	procurement practices of our clients; and

●	general economic and political conditions.

If we are not able to maintain favorable pricing for our products and services, our results of operations could be adversely affected.

Sales of our IT products and services are subject to quarterly and seasonal variations that may cause significant fluctuations in our operating results, therefore period-to-period comparisons of our operating results may not be reliable predictors of future performance.

The timing of our revenues can be difficult to predict. Our sales efforts involve educating our clients about the use and benefit of the products we sell and our services and solutions, including their technical capabilities and potential cost savings to an organization. Clients typically undertake a significant evaluation process that has in the past resulted in a lengthy sales cycle, which typically lasts several months, and may last a year or longer. We spend substantial time, effort and money on our sales efforts without any assurance that our efforts will produce any sales during a given period.

In addition, many of our clients spend a substantial portion of their IT budgets in the second half of the year. Other factors that may cause our quarterly operating results to fluctuate include changes in general economic conditions and the impact of unforeseen events. We believe that our revenues will continue to be affected in the future by cyclical trends. As a result, you may not be able to rely on period-to-period comparisons of our operating results as an indication of our future performance.

A delay in the completion of our clients’ budget processes could delay purchases of our products and services and have an adverse effect on our business, operating results and financial condition.

We rely on our clients to purchase products and services from us to maintain and increase our earnings, and client purchases are frequently subject to budget constraints, multiple approvals and unplanned administrative, processing and other delays. If sales expected from a specific client are not realized when anticipated or at all, our results could fall short of public expectations and our business, operating results and financial condition could be materially adversely affected.

The profit margins from our IT products and services depend, in part, on the volume of products and services sold. A failure to achieve increases in our profit margins in the future could have a material adverse effect on our financial condition and results of operations.

Given the significant levels of competition that characterize the IT reseller market, it is unlikely that we will be able to increase gross profit margins through increases in sales of IT products alone. Any increase in gross profit margins from this operating sector in the future will depend, in part, on the growth of our higher margin businesses such as IT consulting and professional services. In addition, low margins increase the sensitivity of our results of operations to increases in costs of financing. Any failure by us to maintain or increase our gross profit margins could have a material adverse effect on our financial condition and results of operations.

Any failures or interruptions in our services or systems could damage our reputation and substantially harm our business and results of operations.

Our success depends in part on our ability to provide reliable remote services, technology integration and managed services to our clients. The operations of our IT products and services as well as our Cloud based applications and analytics are susceptible to damage or interruption from human error, fire, flood, power loss, telecommunications failure, terrorist attacks and similar events. We could also experience failures or interruptions of our systems and services, or other problems in connection with our operations, as a result of:

●	damage to or failure of our computer software or hardware or our connections;

●	errors in the processing of data by our systems;

●	computer viruses or software defects;

●	physical or electronic break-ins, sabotage, intentional acts of vandalism and similar events;

●	increased capacity demands or changes in systems requirements of our clients; and

●	errors by our employees or third-party service providers.

Any interruptions in our systems or services could damage our reputation and substantially harm our business and results of operations. While we maintain disaster recovery plans and insurance with coverage we believe to be adequate, claims may exceed insurance coverage limits, may not be covered by insurance or insurance may not continue to be available on commercially reasonable terms.

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Some of our services and solutions involve storing and replicating mission-critical data for our clients and are highly technical in nature. If client data is lost or corrupted, our reputation and business could be harmed.

Our IT data center and technology integration services and software-as-a-service solutions include storing and replicating mission-critical data for our clients. The process of storing and replicating that data within their data centers or at our facilities is highly technical and complex. If any data is lost or corrupted in connection with the use of our products and services, our reputation could be seriously harmed and market acceptance of our IT solutions could suffer. In addition, our solutions have contained, and may in the future contain, undetected errors, defects or security vulnerabilities. Some errors in our solutions may only be discovered after a solution has been in use by clients. Any errors, defects or security vulnerabilities discovered in our solutions after use by clients could result in loss of revenues, loss of clients, increased service and warranty cost and diversion of attention of our management and technical personnel, any of which could significantly harm our business. In addition, we could face claims for product liability, tort or breach of warranty. Defending a lawsuit, regardless of its merit, is costly and may divert management’s attention and adversely affect the market’s perception of us and our service offerings and solutions.

We do not have long-term recurring revenue generating contracts with our clients that utilize our IT products and services, and such clients may cease providing new purchase orders at any time or reduce the amount of purchases they make that would depress the revenues we receive from our IT products and services and harm our results of operations.

Our operations depend upon our relationships with our clients. Revenues from out IT products and services are typically driven by purchase orders received every month. The majority of revenues from our IT products and services come from one time purchase orders that do not guarantee any future recurring revenues. Approximately twenty five percent of such revenues are recurring and based on contracts that range from 1-5 years for warranty and maintenance support. For these contracts the customer is invoiced one time and pays up front for the full term of the warranty and maintenance contract. Revenue from these contracts is determinable ratably over the contract period with the unearned revenue recorded as deferred revenue and amortized over the contract period. Clients with these type of contacts may cease providing new purchase orders at any time, may elect not to renew such contracts, cancel and request a refund of maintenance/warranty services that have not yet been provided (upon 30 days advance written notice) or reschedule purchases. If clients cease providing us with new purchase orders, diminish the services purchased from us, cancel executed purchase orders or delay future purchase orders, revenues received from the sale of our IT products and services would be negatively impacted, which could have a material adverse effect on our business and results of operations. There is no guarantee that we will be able to retain or generate future revenue from our existing clients or develop relationships with new clients.

There is a risk that we could lose a large client without being able to find a ready replacement.

The loss of any large client, the failure of any large client to pay its accounts receivable on a timely basis or a material reduction in the amount of purchases made by any large client could have a material adverse effect on our business, financial position, results of operations and cash flows.

Consolidation in the industries that we serve or from which we purchase could adversely affect our business.

Some of the clients we serve may seek to achieve economies of scale by combining with or acquiring other companies. If two or more of our current clients combine their operations, it may decrease the amount of work that we perform for these clients. If one of our current clients merges or consolidates with a company that relies on another provider for its consulting, systems integration and technology, or outsourcing services, we may lose work from that client or lose the opportunity to gain additional work. If two or more of our suppliers merge or consolidate operations, the increased market power of the larger company could also increase our product costs and place competitive pressures on us. Any of these possible results of industry consolidation could adversely affect our business.

The loss of any key manufacturer or distributor relationships, or related industry certifications, could have an adverse effect on our business.

As part of our end-to-end IT solutions, we are authorized resellers of the products and services of leading IT manufacturers and distributors. In many cases, we have achieved the highest level of relationship the manufacturer or distributor offers. In addition, our employees hold certifications issued by these manufacturers and by industry associations relating to the configuration, installation and servicing of these products. We differentiate ourselves from our competitors by the range of manufacturers and distributors we represent, the relationship level we have achieved with these manufacturers and distributors and the scope of the manufacturer and industry certifications our employees hold. There can be no assurance that we will be able to retain these relationships with our manufacturers and distributors, that we will be able to retain the employees holding these manufacturer and industry certifications, or that our employees will maintain their manufacturer or industry certifications. The loss of any of these relationships or certifications could have a material adverse effect on our business.

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We may experience a reduction in the incentive programs offered to us by our vendors. Any such reduction could have a material adverse effect on our business, results of operations and financial condition.

We receive payments and credits from vendors, including consideration pursuant to volume sales incentive programs and marketing development funding programs. These programs are usually of finite terms and may not be renewed or may be changed in a way that has an adverse effect on us. Vendor funding is used to offset, among other things, inventory costs, cost of goods sold, marketing costs and other operating expenses. Certain of these funds are based on our volume of net sales or purchases, growth rate of net sales or purchases and marketing programs. If we do not grow our net sales or if we are not in compliance with the terms of these programs, there could be a material negative effect on the amount of incentives offered or paid to us by vendors. No assurance can be given that we will continue to receive such incentives or that we will be able to collect outstanding amounts relating to these incentives in a timely manner, or at all. Any sizeable reduction in, the discontinuance of, or a significant delay in receiving or the inability to collect such incentives, particularly related to incentive programs with one of our largest partners, Hewlett-Packard Company, could have a material adverse effect on our business, results of operations and financial condition. If we are unable to react timely to any fundamental changes in the programs of vendors, including the elimination of funding for some of the activities for which we have been compensated in the past, such changes would have a material adverse effect on our business, results of operations and financial condition.

We may need additional cash financing and any failure to obtain cash financing, could limit our ability to grow our business and develop or enhance our service offerings to respond to market demand or competitive challenges.

Our management believes that current consolidated cash and cash flow from operations should be sufficient to meet our anticipated consolidated cash needs for at least the next 12 months from the date of this prospectus assuming we meet our revenue and gross profit estimates. We may, however, require additional cash resources due to changed business conditions, revenue delays in any of our businesses or other future developments, including any new lines of business we may decide to pursue. If these resources are insufficient to satisfy our cash requirements, we may need to seek additional financing to support our operating. If we are unable to raise the required cash, our ability to grow our business and develop or enhance our service offerings to respond to market demand or competitive challenges could be limited.

We rely on inventory financing and vendor credit arrangements for our daily working capital and certain operational functions, the loss of which could have a material adverse effect on our future results.

We rely on inventory financing and vendor financing arrangements for daily working capital and to fund equipment purchases for our technology sales business. The loss of any of our inventory financing or vendor credit financing arrangements, a reduction in the amount of credit granted to us by our vendors, or a change in any of the material terms of these arrangements could increase our need for and the cost of working capital and have a material adverse effect on our future results. These credit arrangements are discretionary on the part of our creditors and require the performance of certain operational covenants. There can be no assurance that we will continue to meet those covenants and failure to do so may limit availability of, or cause us to lose, such financing. There can be no assurance that such financing will continue to be available to us in the future on acceptable terms.

If we cannot collect our receivables or if payment is delayed, our business may be adversely affected by our inability to generate cash flow, provide working capital or continue our business operations.

Our business depends on our ability to successfully obtain payment from our clients of the amounts they owe us for products received from us and any work performed by us. The timely collection of our receivables allows us to generate cash flow, provide working capital and continue our business operations. Our clients may fail to pay or delay the payment of invoices for a number of reasons, including financial difficulties resulting from macroeconomic conditions, or lack of an approved budget. An extended delay or default in payment relating to a significant account will have a material and adverse effect on the aging schedule and turnover days of our accounts receivable. If we are unable to timely collect our receivables from our clients for any reason, our business and financial condition could be adversely affected.

If our location based security and detection and context aware marketing products fail to satisfy customer demands or to achieve increased market acceptance our results of operations, financial condition and growth prospects could be materially adversely affected.

The market acceptance of our products, particularly our location based security and detection and context aware marketing products are critical to our continued success. Demand for these products is affected by a number of factors beyond our control, including continued market acceptance, the timing of development and release of new products by competitors, technological change, and growth or decline in the mobile device management market. We expect the proliferation of mobile devices to lead to an increase in the data security demands of our customers, and our products may not be able to scale and perform to meet those demands. If we are unable to continue to meet customer demands or to achieve more widespread market acceptance of these products, our business operations, financial results and growth prospects will be materially and adversely affected.

Our inventory management systems and related supply chain tools may not be able to forecast accurately and effectively manage supply of our products. If we ultimately determine that we have excess supply, we may have to reduce our prices and write-down inventory, which in turn could result in lower gross margins. If actual component usage and product demand are lower than the forecast, losses on manufacturing commitments in excess of forecasted demand may be accrued.

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Any production interruptions for any reason, such as a natural disaster, epidemic, capacity shortages, or quality problems, at one of our manufacturing partners would negatively affect sales of product lines manufactured by that manufacturing partner and adversely affect our business and operating results.

Defects, errors, or vulnerabilities in our location based security and detection products or services or the failure of such products or services to prevent a security breach, could harm our reputation and adversely impact our results of operations.

Because our location based security products and services are complex, they have contained and may contain design or manufacturing defects or errors that are not detected until after their commercial release and deployment by customers. Defects may cause such products to be vulnerable to advanced persistent threats (APTs) or security attacks, cause them to fail to help secure information or temporarily interrupt customers’ networking traffic. Because the techniques used by hackers to access sensitive information change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques and provide a solution in time to protect customers’ data. In addition, defects or errors in our subscription updates or products could result in a failure to effectively update customers’ hardware products and thereby leave customers vulnerable to APTs or security attacks.

Any defects, errors or vulnerabilities in our products could result in:

●	Expenditure of significant financial and product development resources in efforts to analyze, correct, eliminate, or work-around errors or defects or to address and eliminate vulnerabilities;

●	Delayed or lost revenue;

●	Loss of existing or potential customers or partners;

●	Increased warranty claims compared with historical experience, or increased cost of servicing warranty claims, either of which would adversely affect gross margins; and

●	Litigation, regulatory inquiries, or investigations that may be costly and harm our reputation.

Our current research and development efforts may not produce successful products or features that result in significant revenue, cost savings or other benefits in the near future. If we do not realize significant revenue from our research and development efforts, our business and operating results could be adversely affected.

Developing products and related enhancements in our field is expensive. Investments in research and development may not result in significant design improvements, marketable products or features or may result in products that are more expensive than anticipated. We may not achieve the cost savings or the anticipated performance improvements expected, and we may take longer to generate revenue from products in development, or generate less revenue than expected.

Our future plans include significant investments in research and development and related product opportunities. Our management believes that we must continue to dedicate a significant amount of resources to research and development efforts to maintain a competitive position. However, we may not receive significant revenue from these investments in the near future, or these investments may not yield the expected benefits, either of which could adversely affect our business and operating results.

Misuse of our products could harm our reputation.

Our products, particularly our location based security and detection and context aware marketing, may be misused by customers or third parties that obtain access to such products. For example, these products could be used to protect information kept by criminals from government agencies. Such use of these products for censorship could result in negative press coverage and negatively affect our reputation.

If the general level of advanced attacks declines, or is perceived by current or potential customers to have declined, this could harm our location based security and detection operating segment, and our financial condition, operating results and growth prospects.

Our location based security and detection operating segment is substantially dependent upon enterprises and governments recognizing that APTs and other security attacks are pervasive and are not effectively prevented by legacy security solutions. High visibility attacks on prominent enterprises and governments have increased market awareness of the problem of APTs and security attacks and help to provide an impetus for enterprises and governments to devote resources to protecting against attacks, such as testing our platform, purchasing it, and broadly deploying it within their organizations. If APTs and other security attacks were to decline, or enterprises or governments perceived that the general level of attacks has declined, our ability to attract new customers and expand its offerings for existing customers could be materially and adversely affected, which would, in turn, have a material adverse effect on our financial condition, results of operations and growth prospects.

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If our location based security and detection products do not effectively interoperate with our customers’ IT infrastructure, installations could be delayed or cancelled, which would harm our financial condition, operating results and growth prospects.

Our products must effectively interoperate with our customers’ existing or future IT infrastructure, which often has different specifications, utilizes multiple protocol standards, deploys products from multiple vendors, and contains multiple generations of products that have been added over time. As a result, when problems occur in a company’s infrastructure, it may be difficult to identify the sources of these problems. If we find errors in the existing software or defects in the hardware used in our customers’ infrastructure, we may have to modify its software or hardware so that our products will interoperate with the infrastructure of our customers. In such cases, our products may be unable to provide significant performance improvements for applications deployed in the infrastructure of our customers. These issues could cause longer installation times for our products and could cause order cancellations, either of which would adversely affect our business, results of operations and financial condition. In addition, other customers may require products to comply with certain security or other certifications and standards. If our products are late in achieving or fail to achieve compliance with these certifications and standards, or competitors sooner achieve compliance with these certifications and standards, we may be disqualified from selling our products to such customers, or may otherwise be at a competitive disadvantage, either of which would harm our business, results of operations, and financial condition.

Failure to protect our intellectual property rights could adversely affect our financial condition, operating results and growth prospects.

The success of our business depends, in part, on our ability to protect proprietary methods and technologies that we develop under patent and other intellectual property laws of the United States so that we can prevent others from using our inventions and proprietary information. If we fail to protect intellectual property rights adequately, competitors might gain access to our technology, and our business might be adversely affected. However, defending our intellectual property rights might entail significant expenses. Any patents issued in the future may not provide us with any competitive advantages, and our patent applications may never be granted. The process of obtaining patent protection is expensive and time-consuming, and we may not be able to prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. Even if issued, there can be no assurance that these patents will adequately protect our intellectual property, as the legal standards relating to the validity, enforceability and scope of protection of patent and other intellectual property rights are complex and often uncertain. Our inability to protect our property rights could adversely affect our financial condition, operating results and growth prospects.

We may not be able to successfully integrate businesses recently acquired or that we may acquire into our ongoing business operations, which may result in our inability to fully realize the intended benefits of such acquisitions, or may disrupt our current operations, which could have a material adverse effect on our business, financial position and/or results of operations.

In connection with the integration of recent business acquisitions or future acquisitions, we may encounter complex operational, technological and personnel-related challenges, which are time-consuming and expensive and may disrupt our ongoing business operations. Furthermore, integration involves a number of risks, including, but not limited to:

●	difficulties or complications in combining the companies' operations;

●	differences in controls, procedures and policies, regulatory standards and business cultures among the combined companies;

●	the diversion of management's attention from our ongoing core business operations;

●	increased exposure to certain governmental regulations and compliance requirements;

●	the potential loss of key personnel who choose not to remain with the Company or related business;

●	the potential loss of key customers or suppliers who choose not to do business with the combined business;

●	difficulties or delays implementing systems designed to continue to ensure that the Company maintains effective disclosure controls and procedures and internal control over financial reporting for the combined company and enable the Company to continue to comply with U.S. GAAP and applicable U.S. securities laws and regulations;

●	unanticipated costs and other assumed contingent liabilities;

●	difficulty comparing financial reports due to differing financial and/or internal reporting systems;

●	making any necessary modifications to internal financial control standards to comply with the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder; and/or

●	possible tax costs or inefficiencies associated with integrating the operations of the combined company.

These factors could cause us to not fully realize the anticipated financial and/or strategic benefits of the acquisitions, which could have a material adverse effect on our business, financial condition and/or results of operations.

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Even if we are able to successfully integrate acquired entities or businesses, we may not be able to realize the revenue and other synergies and growth that we may anticipate from such acquisitions in the time frame that we expect, and the costs of achieving these benefits may be higher than what we currently expect, because of a number of risks, including, but not limited to:

●	the possibility that the acquisition may not further our business strategy as we expected;

●	the possibility that we may not be able to expand the reach and customer base such acquired business or entity’s current and future products as expected; and

●	the possibility that the carrying amounts of goodwill and other purchased intangible assets may not be recoverable.

As a result of these risks, integration of acquired businesses or entities may not contribute to our earnings, we may not achieve expected revenue synergies or our return on invested capital targets when expected, or at all, and we may not achieve the other anticipated strategic and financial benefits of such acquisitions.

A significant portion of the purchase price for our acquisitions is allocated to goodwill and intangible assets that are subject to periodic impairment evaluations. An impairment loss could have a material adverse impact on our financial condition and results of operations .

The Company acquired an aggregate of $13.1 million of goodwill and $21.5 million of intangibles assets relating to our acquisitions. As required by current accounting standards, we review intangible assets for impairment either annually or whenever changes in circumstances indicate that the carrying value may not be recoverable. The risk of impairment to goodwill is higher during the early years following an acquisition. This is because the fair values of these assets align very closely with what we paid to acquire the reporting units to which these assets are assigned. As a result, the difference between the carrying value of the reporting unit and its fair value (typically referred to as “headroom”) is smaller at the time of acquisition. Until this headroom grows over time, due to business growth or lower carrying value of the reporting unit, a relatively small decrease in reporting unit fair value can trigger impairment charges. When impairment charges are triggered, they tend to be material due to the size of the assets involved. Our business would be adversely affected, and impairment of goodwill could be triggered, if any of the following were to occur: higher attrition rates than planned as a result of the competitive environment or our inability to provide products and services that are competitive in the marketplace, lower-than-planned adoption rates by customers, higher-than-expected expense levels to provide services to clients, and changes in our business model that may impact one or more of these variables.

Our acquisitions may expose us to additional liabilities, and insurance and indemnification coverage may not fully protect us from these liabilities.

Upon completion of acquisitions, we may be exposed to unknown or contingent liabilities associated with the acquired entity, and if these liabilities exceed our estimates, our results of operations and financial condition may be materially and negatively affected. As a part of the AirPatrol Acquisition in particular, the AirPatrol parties have agreed to indemnify us for any breaches of representations, warranties or covenants in the related Merger Agreement, within the one year period following the closing of the acquisition. Indemnification of Sysorex is limited to (a) 50% of the total consideration paid to AirPatrol’s shareholders in the merger for intellectual-property related claims, and (b) 800,000 shares of our common stock and $2 million for all other types of claims. AirPatrol agreed to a holdback escrow into which 800,000 shares of our common stock are deposited and will be held for one year following the closing of the acquisition. As of the date of this prospectus, the Company is currently undertaking the following: (i) the cancellation of 7,500 shares to be cancelled out of the holdback escrow, and returned to Sysorex (instead of to the AirPatrol merger consideration recipients), to compensate the Company under the indemnification provisions, (ii) the release of 478,099 shares to AirPatrol merger consideration recipients, and (iii) the hold back of 314,401 shares in connection with a current claimed amount by the Company. While we reserve amounts to pay for any losses in connection with acquisitions in accordance with GAAP, those reserves may not be adequate over time to cover actual losses, and if any such losses exceed the reserved amount, we would recognize losses to the extent of such excess, which would adversely affect our net income and stockholders’ equity and, depending on the extent of such excess losses, could adversely affect our business.

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The risks arising with respect to the historic business and operations of acquired business or entities may be different from what we anticipate, which could significantly increase the costs and decrease the benefits of the acquisition and materially and adversely affect our operations going forward .

Although we performed significant financial, legal, technological and business due diligence with respect to our recent acquisitions, we may not have appreciated, understood or fully anticipated the extent of the risks associated with such acquisitions. As mentioned above, we have secured indemnification for certain matters from the former equity holders of Lilien, Shoom, AirPatrol and LightMiner in order to mitigate the consequences of breaches of representations, warranties and covenants under the relevant agreements and the risks associated with historic operations, including those with respect to compliance with laws, accuracy of financial statements, financial reporting controls and procedures, tax matters and undisclosed liabilities, and certain matters known to us. We believe that the indemnification provisions and insurance policies we have in place, as applicable, will limit the economic consequences of the issues we have identified in our due diligence to acceptable levels. Notwithstanding our exercise of due diligence and risk mitigation strategies, the risks of the acquisition and the costs associated with these risks may be greater than we anticipate. We may not be able to contain or control the costs associated with unanticipated risks or liabilities, which could materially and adversely affect our business, liquidity, capital resources or results of operations.

We depend on the U.S. Government for a substantial portion of our business and government budget impasses together with changes in government defense spending could have adverse consequences on our financial position, results of operations and business.

A substantial portion of our U.S. revenues from our operations have been from and will continue to be from sales and services rendered directly or indirectly to the U.S. Government. Consequently, our revenues are highly dependent on the Government’s demand for computer systems and related services. Our revenues from the U.S. Government largely result from contracts awarded to us under various U.S. Government programs, primarily defense-related programs with the Department of Defense (DoD), as well as a broad range of programs with the Department of Homeland Security, the Intelligence Community and other departments and agencies. Cost cutting including through consolidation and elimination of duplicative organizations and insurance has become a major initiative for DoD. The funding of our programs is subject to the overall U.S. Government budget and appropriation decisions and processes which are driven by numerous factors, including geo-political events and macroeconomic conditions. It is expected that U.S. Government spending on IT will decrease from 6% CAGR during the first decade of the 21st Century to 3%. (Source: Market Research Media - U.S. Federal IT Market Forecast 2013-2018). The overall level of U.S. defense spending increased in recent years for numerous reasons, including increases in funding of operations in Iraq and Afghanistan. However, with the winding down of both wars, defense spending levels are becoming increasingly difficult to predict and are expected to be affected by numerous factors. Such factors include priorities of the Administration and the Congress, and the overall health of the U.S. and world economies and the state of governmental finances.

The Budget Control Act of 2011 enacted 10-year discretionary spending caps which are expected to generate over $1 trillion in savings for the U.S. Government, a substantial portion of which comes from DoD baseline spending reductions. In addition, the Budget Control Act of 2011 provides for additional automatic spending cuts (referred to as “sequestration”) totaling $1.2 trillion over nine years which were implemented beginning in the U.S. Government fiscal year ending September 30, 2013 (GFY13). These reduction targets will further reduce DoD and other federal agency budgets. Although the Office of Management and Budget has provided guidance to agencies on implementing sequestration cuts, there remains much uncertainty about how exactly sequestration cuts will be implemented and the impact those cuts will have on contractors supporting the government. We are not able to predict the impact of future budget cuts, including sequestration, on our Company or our financial results. However, we expect that budgetary constraints and concerns related to the national debt will continue to place downward pressure on DoD spending levels and that implementation of the automatic spending cuts without change will reduce, delay or cancel funding for certain of our contracts - particularly those with unobligated balances - and programs and could adversely impact our operations, financial results and growth prospects.

A significant reduction in defense spending could have long-term consequences for our size and structure. In addition, reduction in government priorities and requirements could impact the funding, or the timing of funding, of our programs, which could negatively impact our results of operations and financial condition. In addition, we are involved in U.S. Government programs, which are classified by the U.S. Government and our ability to discuss these programs, including any risks and disputes and claims associated with and our performance under such programs, could be limited due to applicable security restrictions.

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The U.S. Government Systems integration business is intensely competitive and we may not be able to win government bids when competing against much larger companies, which could reduce our revenues.

Large computer systems integration contracts awarded by the U.S. Government are few in number and are awarded through a formal competitive bidding process, including IDIQ, GSA Schedule and other multi-award contracts. Bids are awarded on the basis of price, compliance with technical bidding specifications, technical expertise and, in some cases, demonstrated management ability to perform the contract. There can be no assurance that the Company will win and/or fulfill additional contracts. Moreover, the award of these contracts is subject to protest procedures and there can be no assurance that the Company will prevail in any ensuing legal protest. The Company’s failure to secure a significant dollar volume of U.S. Government contracts in the future would adversely affect our Sysorex Government Services subsidiary.

The U.S. Government Systems integration business is intensely competitive and subject to rapid change. The Company competes with a large number of systems integrators, hardware and software manufacturers, and other large and diverse companies attempting to enter or expand their presence in the U.S. Government market. Many of the existing and potential competitors have greater financial, operating and technological resources than the Company. The competitive environment may require us to make changes in our pricing, services or marketing. The competitive bidding process involves substantial costs and a number of risks, including significant cost and managerial time to prepare bids and proposals for contracts that may not be awarded to us, or that may be awarded, but for which we do not receive meaningful revenues. Accordingly, our success depends on our ability to develop services and products that address changing needs and to provide people and technology needed to deliver these services and products. To remain competitive, we must consistently provide superior service, technology and performance on a cost-effective basis to our customers.  Our response to competition could cause us to expend significant financial and other resources, disrupt our operations, strain relationships with partners, any of which could harm our business and/or financial condition.

Sysorex Government Service’s financial performance is dependent on our ability to perform on our U.S. Government contracts, which are subject to termination for convenience, which could harm our results of operations and financial condition.

Sysorex Government Service’s financial performance is dependent on our performance under our U.S. Government contracts. The Company’s strategy is to pursue a limited number of relatively large contracts. As a result, prior to the Lilien Acquisition, the Company derived a significant portion of its revenues from a small number of contracts. Government customers have the right to cancel any contract at their convenience. An unanticipated termination of, or reduced purchases under, one of the Company’s major contracts whether due to lack of funding, for convenience or otherwise, or the occurrence of delays, cost overruns and product failures could adversely impact our results of operations and financial condition. If one of our contracts were terminated for convenience, we would generally be entitled to payments for our allowable costs and would receive some allowance for profit on the work performed. If one of our contracts were terminated for default, we would generally be entitled to payments for our work that has been accepted by the government. A termination arising out of our default could expose us to liability and have a negative impact on our ability to obtain future contracts and orders. Furthermore, on contracts for which we are a subcontractor and not the prime contractor, the U.S. Government could terminate the prime contract for convenience or otherwise, irrespective of our performance as a subcontractor. The termination or cancellation of U.S. Government contracts, no matter what the reason, could harm our results of operations and financial condition.

Our failure to comply with a variety of complex procurement rules and regulations could result in our being liable for penalties, including termination of our U.S. Government contracts, disqualification from bidding on future U.S. Government contracts and suspension or debarment from U.S. Government contracting that could adversely affect our financial condition.

We must comply with laws and regulations relating to the formation, administration and performance of U.S. Government contracts, which affect how we do business with our customers and may impose added costs on our business. U.S. Government contracts generally are subject to the Federal Acquisition Regulation (FAR), which sets forth policies, procedures and requirements for the acquisition of goods and services by the U.S. Government, department-specific regulations that implement or supplement DFAR, such as the DoD’s Defense Federal Acquisition Regulation Supplement (DFARS) and other applicable laws and regulations. We are also subject to the Truth in Negotiations Act, which requires certification and disclosure of cost and pricing data in connection with certain contract negotiations; the Procurement Integrity Act, which regulates access to competitor bid and proposal information and government source selection information, and our ability to provide compensation to certain former government officials; the Civil False Claims Act, which provides for substantial civil penalties for violations, including for submission of a false or fraudulent claim to the U.S. Government for payment or approval; and the U.S. Government Cost Accounting Standards, which impose accounting requirements that govern our right to reimbursement under certain cost-based U.S. Government contracts. These regulations impose a broad range of requirements, many of which are unique to government contracting, including various procurement, import and export, security, contract pricing and cost, contract termination and adjustment, and audit requirements. A contractor’s failure to comply with these regulations and requirements could result in reductions to the value of contracts, contract modifications or termination, and the assessment of penalties and fines and lead to suspension or debarment, for cause, from government contracting or subcontracting for a period of time. In addition, government contractors are also subject to routine audits and investigations by U.S. Government agencies such as the Defense Contract Audit Agency (DCAA) and Defense Contract Management Agency (DCMA). These agencies review a contractor’s performance under its contracts, cost structure and compliance with applicable laws, regulations and standards. The DCAA also reviews the adequacy of and a contractor’s compliance with its internal control systems and policies, including the contractor’s purchasing, property, estimating, compensation and management information systems. During the term of any suspension or debarment by any U.S. Government agency, contractors can be prohibited from competing for or being awarded contracts by U.S. Government agencies. The termination of any of the Company’s significant Government contracts or the imposition of fines, damages, suspensions or debarment would adversely affect the Company’s business and financial condition.

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The U.S. Government may adopt new contract rules and regulations or revise its procurement practices in a manner adverse to us at any time.

Our industry has experienced, and we expect it will continue to experience, significant changes to business practices as a result of an increased focus on affordability, efficiencies, and recovery of costs, among other items. U.S. Government agencies may face restrictions or pressure regarding the type and amount of services that they may obtain from private contractors. Legislation, regulations and initiatives dealing with procurement reform, mitigation of potential conflicts of interest and environmental responsibility or sustainability, as well as any resulting shifts in the buying practices of U.S. Government agencies, such as increased usage of fixed price contracts, multiple award contracts and small business set-aside contracts, could have adverse effects on government contractors, including us. Any of these changes could impair our ability to obtain new contracts or renew our existing contracts when those contracts expire and are subject to a renewed bidding process. Any new contracting requirements or procurement methods could be costly or administratively difficult for us to implement and could adversely affect our future revenues, profitability and prospects.

We may incur cost overruns as a result of fixed priced government contracts, which would have a negative impact on our operations.

Most of our U.S. Government contracts are multi-award, multi-year IDIQ task order based contracts, which generally provide for fixed price schedules for products and services, have no pre-set delivery schedules, have very low minimum purchase requirements, are typically competed over among multiple awardees and force us to carry the burden of any cost overruns. Due to their nature, fixed-priced contracts inherently have more risk than cost reimbursable contracts. If we are unable to control costs or if our initials cost estimates are incorrect, we can lose money on these contracts. In addition, some of our contracts have provisions relating to cost controls and audit rights, and if we fail to meet the terms specified in those contracts, we may not realize their full benefits. Lower earnings caused by cost overruns and cost controls would have a negative impact on our results of operations. The U.S. Government has the right to enter into contract with other suppliers, which may be competitive with the Company’s IDIQ contracts. The Company also performs fixed priced contracts under which the Company agrees to provide specific quantities of products and services over time for a fixed price. Since the price competition to win both IDIQ and fixed price contracts is intense and the costs of future contract performance cannot be predicted with certainty, there can be no assurance as to the profits, if any, that the Company will realize over the term of such contracts.

Misconduct of employees, subcontractors, agents and business partners could cause us to lose existing contracts or customers and adversely affect our ability to obtain new contracts and customers and could have a significant adverse impact on our business and reputation.

Misconduct could include fraud or other improper activities such as falsifying time or other records and violations of laws, including the Anti-Kickback Act. Other examples could include the failure to comply with our policies and procedures or with federal, state or local government procurement regulations, regulations regarding the use and safeguarding of classified or other protected information, legislation regarding the pricing of labor and other costs in government contracts, laws and regulations relating to environmental, health or safety matters, bribery of foreign government officials, import-export control, lobbying or similar activities, and any other applicable laws or regulations. Any data loss or information security lapses resulting in the compromise of personal information or the improper use or disclosure of sensitive or classified information could result in claims, remediation costs, regulatory sanctions against us, loss of current and future contracts and serious harm to our reputation. Although we have implemented policies, procedures and controls to prevent and detect these activities, these precautions may not prevent all misconduct, and as a result, we could face unknown risks or losses. Our failure to comply with applicable laws or regulations or misconduct by any of our employees, subcontractors, agents or business partners could damage our reputation and subject us to fines and penalties, restitution or other damages, loss of security clearance, loss of current and future customer contracts and suspension or debarment from contracting with federal, state or local government agencies, any of which would adversely affect our business, reputation and our future results.

We may fail to obtain and maintain necessary security clearances, which may adversely affect our ability to perform on certain U.S. government contracts and depress our potential revenues.

Many U.S. government programs require contractors to have security clearances. Depending on the level of required clearance, security clearances can be difficult and time-consuming to obtain. If we or our employees are unable to obtain or retain necessary security clearances, we may not be able to win new business, and our existing clients could terminate their contracts with us or decide not to renew them. To the extent we are not able to obtain and maintain facility security clearances or engage employees with the required security clearances for a particular contract, we may not be able to bid on or win new contracts, or effectively rebid on expiring contracts, as well as lose existing contracts, which may adversely affect our operating results and inhibit the execution of our growth strategy.

Our future revenues and growth prospects could be adversely affected by our dependence on other contractors.

If other contractors with whom we have contractual relationships either as a prime contractor or subcontractor eliminate or reduce their work with us, or if the U.S. Government terminates or reduces these other contractors’ programs, does not award them new contracts or refuses to pay under a contract our financial and business condition may be adversely affected. Companies that do not have access to U.S. Government contracts may perform services as our subcontractor and that exposure could enhance such companies’ prospect of securing a future position as a prime U.S. Government contractor which could increase competition for future contracts and impair our ability to perform on contracts.

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We may have disputes with our subcontractors arising from, among other things, the quality and timeliness of work performed by the subcontractor, customer concerns about the subcontractor, our failure to extend existing task orders or issue new task orders under a subcontract, our hiring of a subcontractor’s personnel or the subcontractor’s failure to comply with applicable law. Current uncertain economic conditions heighten the risk of financial stress of our subcontractors, which could adversely impact their ability to meet their contractual requirements to us. If any of our subcontractors fail to timely meet their contractual obligations or have regulatory compliance or other problems, our ability to fulfill our obligations as a prime contractor or higher tier subcontractor may be jeopardized. Significant losses could arise in future periods and subcontractor performance deficiencies could result in our termination for default. A termination for default could eliminate a revenue source, expose us to liability and have an adverse effect on our ability to compete for future contracts and task orders, especially if the customer is an agency of the U.S. Government.

Sysorex Arabia is currently without contracts and is unable to repay its indebtedness, which could have an adverse impact on our financial condition.

As of December 31, 2014, Sysorex Arabia had minimal cash, $749,000 in deposits and $25,000 in other assets and inter-company balances and debts. Sysorex Arabia had an accumulated deficit balance of approximately $1.7 million. Sysorex Arabia is currently without business. Sysorex Arabia also has aging liabilities due to vendors, employees, social insurance payments, and partners amounting to approximately $2.9 million. This is primarily a result of the OCC Data Center project as revenue and cash-flow projections did not materialize because of delays and its ultimate cancellation. Sysorex Arabia is working with local suppliers on payment plans.

Sysorex Arabia has a judgment in the amount of $800,000 for non-performance by a Sysorex partner. That amount has been paid by the partner and Sysorex Arabia is waiting for the Saudi Courts to remove this judgment and release it from any claims. Sysorex Arabia has taken on several loans to finance the losses to date and to pay some liabilities. In the event that any unsatisfied claims are made against the Company, this could have a material adverse effect on our financial condition if not resolved satisfactorily, as Sysorex Arabia would not be expected to satisfy its liabilities.

Our international business exposes us to geo-political and economic factors, regulatory requirements and other risks associated with doing business in foreign countries.

Our foreign operations pose complex management, foreign currency, legal, tax and economic risks, which we may not adequately address. We have foreign operations in the Middle East and expect to do business in South Asia. These risks differ from and potentially may be greater than those associated with our domestic business.

Our international business is sensitive to changes in the priorities and budgets of international customers and geo-political uncertainties, which may be driven by changes in threat environments and potentially volatile worldwide economic conditions, various regional and local economic and political factors, risks and uncertainties, as well as U.S. foreign policy. Our international sales are subject to U.S. laws, regulations and policies, including the International Traffic in Arms Regulations (ITAR) and the Foreign Corrupt Practices Act (see below) and other export laws and regulations. Due to the nature of our products, we must first obtain licenses and authorizations from various U.S. Government agencies before we are permitted to sell our products outside of the U.S. We can give no assurance that we will continue to be successful in obtaining the necessary licenses or authorizations or that certain sales will not be prevented or delayed. Any significant impairment of our ability to sell products outside of the U.S. could negatively impact our results of operations and financial condition.

Our international sales are also subject to local government laws, regulations and procurement policies and practices which may differ from U.S. Government regulations, including regulations relating to import-export control, investments, exchange controls and repatriation of earnings, as well as to varying currency, geo-political and economic risks. Our international contracts may include industrial cooperation agreements requiring specific in-country purchases, manufacturing agreements or financial support obligations, known as offset obligations, and provide for penalties if we fail to meet such requirements. Our international contracts may also be subject to termination at the customer’s convenience or for default based on performance, and may be subject to funding risks. We also are exposed to risks associated with using foreign representatives and consultants for international sales and operations and teaming with international subcontractors, partners and suppliers in connection with international programs. As a result of these factors, we could experience award and funding delays on international programs and could incur losses on such programs, which could negatively impact our results of operations and financial condition.

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We are also subject to a number of other risks including:

●	the absence in some jurisdictions of effective laws to protect our intellectual property rights;
●	multiple and possibly overlapping and conflicting tax laws;
●	restrictions on movement of cash;
●	the burdens of complying with a variety of national and local laws;
●	political instability;
●	currency fluctuations;
●	longer payment cycles;
●	restrictions on the import and export of certain technologies;
●	price controls or restrictions on exchange of foreign currencies; and
●	trade barriers.

Our international operations are subject to special U.S. government laws and regulations, such as the Foreign Corrupt Practices Act, and regulations and procurement policies and practices, including regulations to import-export control, which may expose us to liability or impair our ability to compete in international markets.

Our international operations are subject to the U.S. Foreign Corrupt Practices Act, or the FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. and other business entities for the purpose of obtaining or retaining business. We have operations and deal with governmental customers in countries known to experience corruption, including certain countries in the Middle East and in the future, the Far East. Our activities in these countries create the risk of unauthorized payments or offers of payments by one of our employees, consultants or contractors that could be in violation of various laws including the FCPA, even though these parties are not always subject to our control. We are also subject to import-export control regulations restricting the use and dissemination of information classified for national security purposes and the export of certain products, services, and technical data, including requirements regarding any applicable licensing of our employees involved in such work.

As a U.S. defense contractor we are vulnerable to security threats and other disruptions that could negatively impact our business.

As a U.S. defense contractor, we face certain security threats, including threats to our information technology infrastructure, attempts to gain access to our proprietary or classified information, and threats to physical security. These types of events could disrupt our operations, require significant management attention and resources, and could negatively impact our reputation among our customers and the public, which could have a negative impact on our financial condition, results of operations and liquidity. We are continuously exposed to cyber-attacks and other security threats, including physical break-ins. Any electronic or physical break-in or other security breach or compromise may jeopardize security of information stored or transmitted through our information technology systems and networks. This could lead to disruptions in mission-critical systems, unauthorized release of confidential or otherwise protected information and corruption of data. Although we have implemented policies, procedures and controls to protect against, detect and mitigate these threats, we face advanced and persistent attacks on our information systems and attempts by others to gain unauthorized access to our information technology systems are becoming more sophisticated. These attempts include covertly introducing malware to our computers and networks and impersonating authorized users, among others, and may be perpetrated by well-funded organized crime or state sponsored efforts. We seek to detect and investigate all security incidents and to prevent their occurrence or recurrence. We continue to invest in and improve our threat protection, detection and mitigation policies, procedures and controls. In addition, we work with other companies in the industry and government participants on increased awareness and enhanced protections against cyber security threats. However, because of the evolving nature and sophistication of these security threats, which can be difficult to detect, there can be no assurance that our policies, procedures and controls have or will detect or prevent any of these threats and we cannot predict the full impact of any such past or future incident. We may experience similar security threats to the information and technology systems that we develop, install or maintain under customer contracts. Although we work cooperatively with our customers and other business partners to seek to minimize the impacts of cyber and other security threats, we must rely on the safeguards put in place by those entities. Any remedial costs or other liabilities related to cyber or other security threats may not be fully insured or indemnified by other means. Occurrence of any of these security threats could expose us to claims, contract terminations and damages and could adversely affect our reputation, ability to work on sensitive U.S. Government contracts, business operations and financial results.

Difficult conditions in the global capital markets and the economy generally may materially adversely affect our business and results of operations, and we do not expect these conditions to improve in the near future.

Our results of operations are materially affected by conditions in the global capital markets and the economy generally, both in the U.S. and elsewhere around the world. Weak economic conditions generally, sustained uncertainty about global economic conditions, concerns about future U.S. government budget impasses or a prolonged or further tightening of credit markets could cause our customers and potential customers to postpone or reduce spending on technology products or services or put downward pressure on prices, which could have an adverse effect on our business, results of operations or cash flows. Concerns over inflation, energy costs, geopolitical issues and the availability of credit, in the U.S. have contributed to increased volatility and diminished expectations for the economy and the markets going forward. These factors, combined with volatile oil prices and wavering business and consumer confidence, have precipitated an economic slowdown and a global recession. Domestic and international equity markets have been experiencing heightened volatility and turmoil. These events and the continuing market upheavals may have an adverse effect on our business. In the event of extreme prolonged market events, such as the global economic recovery, we could incur significant losses.

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Risks Related to Our Securities

We are eligible to be treated as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including (1) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which we refer to as the Sarbanes-Oxley Act, (2) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (3) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, as an emerging growth company, we are only required to provide two years of audited financial statements and two years of selected financial data in this report. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates exceeds $700.0 million as of any June 30 before that time or if we have total annual gross revenue of $1.0 billion or more during any fiscal year before that time, in which cases we would no longer be an emerging growth company as of the following December 31 or, if we issue more than $1.0 billion in non-convertible debt during any three-year period before that time, we would cease to be an emerging growth company immediately. Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company” which would allow us to take advantage of many of the same exemptions from disclosure requirements, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until the later of our second annual report or the first annual report required to be filed with the Commission following the date we are no longer an “emerging growth company” as defined in the JOBS Act. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal controls in the future.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Our directors and executive officers beneficially own a significant number of shares of our common stock. Their interests may conflict with our outside stockholders, who may be unable to influence management and exercise control over our business.

As of the date of this prospectus, our executive officers and directors beneficially own approximately 31% of our shares of common stock. As a result, our executive officers and directors may be able to: elect or defeat the election of our directors, amend or prevent amendment to our articles of incorporation or bylaws, effect or prevent a merger, sale of assets or other corporate transaction, and control the outcome of any other matter submitted to the shareholders for vote. Accordingly, our outside stockholders may be unable to influence management and exercise control over our business.

We do not intend to pay cash dividends to our stockholders, so it is unlikely that stockholders will receive any return on their investment in our Company prior to selling stock in the Company.

We have never paid any dividends to our common stockholders as a public company. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any cash dividends in the foreseeable future. If we determine that we will pay cash dividends to the holders of our common stock, we cannot assure that such cash dividends will be paid on a timely basis. The success of your investment in the Company will likely depend entirely upon any future appreciation. As a result, you will not receive any return on your investment prior to selling your shares in our Company and, for the other reasons discussed in this “Risk Factors” section, you may not receive any return on your investment even when you sell your shares in our Company.

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Anti-Takeover, Limited Liability and Indemnification Provisions

Some provisions of our articles of incorporation and bylaws may deter takeover attempts, which may inhibit a takeover that stockholders consider favorable and limit the opportunity of our stockholders to sell their shares at a favorable price.

Under our articles of incorporation, our Board of Directors may issue additional shares of common or preferred stock. Our Board of Directors has the ability to authorize “blank check” preferred stock without future stockholder approval. This makes it possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us by means of a merger, tender offer, proxy contest or otherwise, including a transaction in which our stockholders would receive a premium over the market price for their shares and/or any other transaction that might otherwise be deemed to be in their best interests, and thereby protects the continuity of our management and limits an investor’s opportunity to profit by their investment in the Company. Specifically, if in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal was not in our best interest, shares could be issued by our Board of Directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover by:

●	diluting the voting or other rights of the proposed acquirer or insurgent stockholder group,

●	putting a substantial voting bloc in institutional or other hands that might undertake to support the incumbent Board of Directors, or

●	effecting an acquisition that might complicate or preclude the takeover.

Nevada Anti-Takeover Law may discourage acquirers and eliminate a potentially beneficial sale for our stockholders.

We are subject to the provisions of Section 78.438 of the Nevada Revised Statutes concerning corporate takeovers. This section prevents many Nevada corporations from engaging in a business combination with any interested stockholder, under specified circumstances. For these purposes, a business combination includes a merger or sale of more than 5% of our assets, and an interested stockholder includes a stockholder who owns 10% or more of our outstanding voting stock, as well as affiliates and associates of these persons. Under these provisions, this type of business combination is prohibited for three years following the date that the stockholder became an interested stockholder unless:

●	the transaction in which the stockholder became an interested stockholder is approved by the Board of Directors prior to the date the interested stockholder attained that status;

●	on consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 90% of the voting stock of the corporation outstanding at the time the transaction was commenced, excluding those shares owned by persons who are directors and also officers; or

●	on or subsequent to that date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least a majority of the outstanding voting stock that is not owned by the interested stockholder.

This statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Our indemnification of our officers and directors may cause us to use corporate resources to the detriment of our stockholders.

Our articles of incorporation eliminate the personal liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors to the fullest extent permitted by Nevada law. This limitation does not affect the availability of equitable remedies, such as injunctive relief or rescission. Our articles of incorporation require us to indemnify our directors and officers to the fullest extent permitted by Nevada law, including in circumstances in which indemnification is otherwise discretionary under Nevada law.

Under Nevada law, we may indemnify our directors or officers or other persons who were, are or are threatened to be made a named defendant or respondent in a proceeding because the person is or was our director, officer, employee or agent, if we determine that the person:

●	conducted himself or herself in good faith, reasonably believed, in the case of conduct in his or her official capacity as our director or officer, that his or her conduct was in our best interests, and, in all other cases, that his or her conduct was at least not opposed to our best interests; and

●	in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

22

These persons may be indemnified against expenses, including attorneys’ fees, judgments, fines, including excise taxes, and amounts paid in settlement, actually and reasonably incurred by the person in connection with the proceeding. If the person is found liable to the corporation, no indemnification will be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity in an amount that the court will establish.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us under the above provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The obligations associated with being a public company require significant resources and management attention, which may divert from our business operations.

Following consummation of our initial public offering, we became subject to the reporting requirements of the Exchange Act, and The Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. The Exchange Act requires that we file annual, quarterly and current reports, proxy statements, and other information. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting. Our Chief Executive Officer and Chief Financial Officer are required to certify that our disclosure controls and procedures are effective in ensuring that material information we are required to disclose in reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. We will need to hire additional financial reporting, internal controls and other financial personnel in order to enhance appropriate internal controls and reporting procedures. As a result, we will incur significant legal, accounting and other expenses. Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management’s attention from implementing our growth strategy, which could prevent us from improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. In addition, we cannot predict or estimate the amount of additional costs we may incur in order to comply with these requirements. We anticipate that these costs will materially increase our selling, general and administrative expenses.

Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting. In connection with the implementation of the necessary procedures and practices related to internal control over financial reporting, we may identify deficiencies. Additionally, in the event we are no longer a smaller reporting company, as defined under the Exchange Act, and we are unable to comply with the internal controls requirements of the Sarbanes-Oxley Act of 2002, then we may not be able to obtain the independent registered public accountants' certifications required by that act, which may preclude us from keeping our filings with the SEC current, and interfere with the ability of investors to trade our securities and our shares to continue to be listed on the NASDAQ Capital Market.

If we fail to establish and maintain an effective system of internal controls, we may not be able to report our financial results accurately or prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. With each prospective acquisition we may make we will conduct whatever due diligence is necessary or prudent to assure us that the acquisition target can comply with the internal controls requirements of the Sarbanes-Oxley Act. Notwithstanding our diligence, certain internal controls deficiencies may not be detected. As a result, any internal control deficiencies may adversely affect our financial condition, results of operations and access to capital. We have not performed an in-depth analysis to determine if historical undiscovered failures of internal controls exist, and may in the future discover areas of our internal controls that need improvement.

Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and rules implemented by the SEC have required changes in corporate governance practices of public companies. As a public company, these rules and regulations increase our compliance costs and make certain activities more time consuming and costly. As a public company, these rules and regulations may make it more difficult and expensive for us to maintain our director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers, and to maintain insurance at reasonable rates, or at all.

23

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

●	our ability to execute our business plan and complete prospective acquisitions;

●	changes in our industry;

●	competitive pricing pressures;

●	our ability to obtain working capital financing;

●	additions or departures of key personnel;

●	limited “public float” in the hands of a small number of persons whose sales or lack of sales could result in positive or negative pricing pressure on the market price for our common stock;

●	sales of our common stock (particularly following effectiveness of this registration statement);

●	operating results that fall below expectations;

●	regulatory developments;

●	economic and other external factors;

●	period-to-period fluctuations in our financial results;

●	our inability to develop or acquire new or needed technologies;

●	the public’s response to press releases or other public announcements by us or third parties, including filings with the SEC;

●	changes in financial estimates or ratings by any securities analysts who follow our common stock, our failure to meet these estimates or failure of those analysts to initiate or maintain coverage of our common stock;

●	the development and sustainability of an active trading market for our common stock; and

●	any future sales of our common stock by our officers, directors and significant stockholders.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

Our shares of common stock may be thinly traded, and the price may not reflect our value, and there can be no assurance that there will be an active market for our shares of common stock either now or in the future.

Our shares of common stock are thinly traded, our common stock is available to be traded and is held by a small number of holders, and the price may not reflect our actual or perceived value. There can be no assurance that there will be an active market for our shares of common stock either now or in the future. The market liquidity will be dependent on the perception of our operating business, among other things. We will take certain steps including utilizing investor awareness campaigns, investor relations firms, press releases, road shows and conferences to increase awareness of our business. Any steps that we might take to bring us to the awareness of investors may require that we compensate consultants with cash and/or stock. There can be no assurance that there will be any awareness generated or the results of any efforts will result in any impact on our trading volume. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business, and trading may be at an inflated price relative to the performance of the Company due to, among other things, the availability of sellers of our shares. If an active market should develop, the price may be highly volatile. Because there is currently a relatively low per-share price for our common stock, many brokerage firms or clearing firms are not willing to effect transactions in the securities or accept our shares for deposit in an account. Many lending institutions will not permit the use of low priced shares of common stock as collateral for any loans.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market upon the expiration of any statutory holding period under Rule 144, or shares issued upon the exercise of outstanding options or warrants, it could create a circumstance commonly referred to as an “overhang” and, in anticipation of which, the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

24

In general, a non-affiliated person who has held restricted shares for a period of six months, under Rule 144, may sell into the market our common stock all of their shares, subject to the Company being current in its periodic reports filed with the SEC. As of May 29, 2015, approximately 10,161,906 shares of common stock of the 19,815,375 shares issued and outstanding were free trading. In our case an affiliate of the Company may sell an amount equal to the greater of 1% of the outstanding shares or the average weekly number of our shares sold in the last four weeks prior to such sale. Such sales may be repeated once every three months, and any of the restricted shares may be sold by a non-affiliate without any restriction after they have been held six months.

Sales of substantial amounts of our common stock in the public market by the selling stockholders, or the perception that these sales could occur, could adversely affect the price of our common stock and could impair our ability to raise capital through the sale of additional shares. Restricted securities may not be sold in the public market unless the sale is registered under the Securities Act or an exemption from registration is available.

In addition, as of May 29, 2015, there were 511,262 shares subject to outstanding warrants, 3,424,658 shares subject to outstanding options (including 625,000 outside of our plan), 35,715 shares accrued as compensation for services but not issued and an additional 396,115 shares (as amended) reserved for future issuance under our Amended and Restated 2011 Employee Stock Incentive Plan that will become, or have already become, eligible for sale in the public market to the extent permitted by any applicable vesting requirements, the lock-up agreements and Rules 144 and 701 under the Securities Act.

Forward Looking Statements

This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by looking for words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “would,” “should,” “could,” “may,” or other similar expressions in this prospectus. In particular, these include statements relating to future actions; prospective products, applications, customers and technologies; future performance or results of anticipated products; and projected expenses and financial results. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●	our limited cash and our history of losses;

●	our ability to achieve profitability;

●	our limited operating history;

●	emerging competition and rapidly advancing technology in our industry that may outpace our technology;

●	customer demand for the products and services we develop;

●	the impact of competitive or alternative products, technologies and pricing;

●	our ability to manufacture any products we develop;

●	general economic conditions and events and the impact they may have on us and our potential customers;

●	our ability to obtain adequate financing in the future;

●	our ability to continue as a going concern;

●	our success at managing the risks involved in the foregoing items; and

●	other factors discussed in this report.

The forward-looking statements are based upon management’s beliefs and assumptions and are made as of the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements included in this prospectus. You should not place undue reliance on these forward-looking statements.

Emerging Growth Company Status

The JOBS Act permits an emerging growth company to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are choosing to “opt out” of this provision. Therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

25

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will receive no proceeds from the sale of shares of common stock by the selling stockholders in this offering. The proceeds from the sales will belong to the selling stockholders. The registration statement relating to this prospectus includes registration of up to 139,584 shares of common stock under warrants held by our lender Bridge Bank, N.A. If Bridge Bank exercises these warrants, we will receive the proceeds of the warrant exercise of up to $210,000, which shall be used for general corporate purposes. Any proceeds received by Bridge Bank in the resale of the underlying shares of common stock will belong to Bridge Bank.

The Company will bear the cost of this registration statement.

26

SELLING STOCKHOLDERS

This prospectus relates to the possible resale by the selling stockholders upon expiration of a six-month lockup agreement running from the date of our initial public offering. We are filing the registration statement of which this prospectus forms a part pursuant to (i) the Agreement and Plan of Merger dated as of August 31, 2013 relating to the Shoom Acquisition, under which we agreed to provide certain registration rights with respect to sales by certain former shareholders of Shoom, Inc. of the shares of our common stock issued to them in the Shoom Acquisition; (ii) the Asset Purchase and Merger Agreement dated March 1, 2013 relating to the Lilien Acquisition, under which we agreed to provide certain registration rights with respect to sales by certain former members of Lilien Systems LLC of the shares of our common stock issued to them in the Lilien Acquisition, (iii) the Agreement and Plan of Merger dated December 20, 2013, as amended, relating to the AirPatrol Acquisition under which we agreed to provide certain registration rights with respect to sales by certain former securityholders of AirPatrol Corporation of the shares of our common stock issued to them in the AirPatrol Acquisition, and (iv) piggy-back registration rights granted to other selling stockholders. The selling stockholders, may, from time to time, offer and sell pursuant to this prospectus any or all of the shares that they hold or that may be acquired by them from the Company. The selling stockholders may sell some, all or none of their shares from time to time under this prospectus. We do not know how long the selling stockholders will hold the shares before selling them, and other than the above-mentioned acquisition agreements and six-month lockup agreements, we have no other agreements, arrangements or understandings with the selling stockholders regarding the sale of any of their shares.

Initially, we registered 5,768,470 shares of our common stock for resale by the selling stockholders. To our knowledge, since September 11, 2014, the selling stockholders have sold 141,736 shares of common stock out of the 5,768,470 shares of common stock. Based on information provided by the selling stockholders, the shares listed below represent the shares owned by the selling stockholders as of May 29, 2015.

Except for the following officers of our subsidiaries, none of the selling stockholders nor any of their affiliates currently holds an executive office, or has any other material relationship, with us or any of our predecessors or affiliates:  Geoffrey I. Lilien, CEO of Lillien Systems; Bret R. Osborn, President of Lilien Systems; Dhruv Gulati, Executive Vice President of Lilien Systems; William Freschi, CEO of Shoom, Inc.; Dan Cole, President of Shoom, Inc.; Sharon Ryoji, Senior Vice President of Shoom, Inc.; and Cleve Adams, CEO of AirPatrol Corporation.

As used in this prospectus, the term “selling stockholders” includes each of the selling stockholders and any donees, pledgees, transferees or other successors in interest selling shares received after the date of this prospectus from the selling stockholders as a gift, pledge or other non-sale related transfer. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act. The percentage of shares beneficially owned prior to the offering is based on 19,815,375 shares of our common stock actually outstanding as of May 29, 2015.

Selling Stockholder	Shares Beneficially Owned Before this Offering	Percentage of Outstanding Shares Beneficially Owned Before this Offering(1)	Shares to be Sold in this Offering	Percentage of Outstanding Shares Beneficially Owned After this Offering(2)
AGC Partners, LLC (31)(56)	17,600	*	17,600	-
Ashok Chandra(54)	179	*	179	-
Austin Guthals (44) (54)	4,498	*	1,518	*
AVG Ventures, LP (29) (56)	215,957	1.09%	215,957	-
Boszhardt Family Revocable Trust UAD 06/02/2010 (3) (4) (43) (54)	27,855	*	27,855	-
Brad Rotter (27) (56)	63,470	*	63,470	-
Bret R. Osborn (25) (55)	611,006	3.08%	611,006	-
Bridge Capital Holdings (34)	139,584	*	139,584	-
Cleve Adams (32) (56)	106,875	*	60,000	*
Craig Bertero (43) (54)	4,829	*	4,829	-
Dan Cole (40) (43) (54)	68,214	*	62,125	*
DB Securities Inc. as custodian F/B/O IRA FBO John A. Kryzanowski, IRA (18) (43) (54)	14,345	*	14,345	-
Deborah Whittaker (43) (54)	23,909	*	23,909	-
Dhruv Gulati (24) (55)	451,140	2.28%	442,883	-
Donna Muserlian Dixon (54)	598	*	598	-
Ed Shea (36) (43) (54)	49,320	*	49,320	-
Edwin R. Bindseil (43) (54)	5,977	*	5,977	-
Elisa V. Barnes (45) (55)	37,404	*	32,091	*
Eric I. Borsky (46) (55)	100,960	*	96,272	*
Eric Wold (54)	478	*	478	-
Fraydun Manocherian (43) (54)	29,886	*	29,886	-
Fred Kassner (21) (43) (54)	44,199	*	44,199	-
Geneseo Communications, Inc. (35)	400,000	2.02%	400,000	-
Geoffrey I. Lilien (3) (23) (55)	1,539,241	7.77%	1,539,241	-
Gina and David Nellesen (43) (54)	23,909	*	23,909	-

27

Selling Stockholder	Shares Beneficially Owned Before this Offering	Percentage of Outstanding Shares Beneficially Owned Before this Offering(1)	Shares to be Sold in this Offering	Percentage of Outstanding Shares Beneficially Owned After this Offering(2)
Gloria Medel (47) (54)	3,078	*	797	*
Henry F. Bannister (54)	16,337	*	16,337	-
Henry F. Bannister IRA (20) (43) (54)	400	*	400	-
Herbert R. Porter, Jr. (43) (54)	5,977	*	5,977	-
Holdstein Revocable Trust (19) (43) (54)	19,278	*	19,278	-
Howard Lee (43) (54)	24,634	*	24,634	-
Hugh J. Connerty, Jr. (43) (54)	48,564	*	48,564	-
James E. Lynch and Susan S. Lynch 2000 Revocable Trust (10) (54)	2,715	*	2,715	-
James Pond (54)	7	*	7	-
Jeff Wold (54)	478	*	478	-
Jeffrey C. Felt (43) (54)	9,032	*	9,032	-
Joan K. Cavazuti (54)	598	*	598	-
John Anderson (54)	68	*	68	-
John Paquette (43) (54)	112,049	*	112,049	-
Jon D. & Linda W. Gruber Trust dated 7-4-04 (7) (43) (54)	23,909	*	23,909	-
Joseph Scarfi (43) (54)	7,770	*	7,770	-
Kenneth S. Rosenberg (48) (55)	21,171	*	15,233	*
Kim S. & Valri L. Peyser (43) (54)	10,501	*	10,501	-
Lydia Connerty (43) (54)	23,161	*	23,161	-
Marcos J. Garcia (49) (54)	2,782	*	233	*
Margaret M. Mooney (54)	598	*	598	-
Marshall Weinstein (43) (54)	3,288	*	3,288	-
Matthew C. Cummins (26) (55)	25,760	*	20,447	*
Michael Onufer (43) (54)	46,397	*	46,397	-
Michael Orsak (37) (56)	6,667	*	6,667	-
Nolan Bushnell (38) (56)	6,667	*	6,667	-
Patricia M. Golding (54)	598	*	598	-
Paulina McMahon (54)	12	*	12	-
Peter E. C. Muserlian (54)	598	*	598	-
Robert H. Muirhead (50) (55)	53,759	*	44,071	*
Robert J. Malone Revocable Trust dated September 28, 2007 (11) (54)	1,993	*	1,993	-
Robert M. Freeman (43) (54)	39,847	*	39,847	-
Russ Holdstein (43) (54)	3,985	*	3,985	-
Sharon Ryoji (51) (54)	7,664	*	233	*
Suzanne Branchflower (43) (54)	3,587	*	3,587	-
The Barton Trust (30) (56)	20,000	*	20,000	-
The Hasan 1995 Living Trust dated 3/16/95 (5) (43) (54)	40,763	*	40,763	-
The Kryzanowski Family Revocable Trust UAD 05/18/98 (9) (43) (54)	60,144	*	60,144	-
The Mary K. Foust Trust dated 5/19/00 (6) (43) (54)	4,568	*	4,568	-
The Susan Jackson Trust, dated 9/15/89 (8) (54)	680	*	680	-
Thomas C. Degenhardt (43) (54)	7,173	*	7,173	-
Thorner Ventures (13) (43) (54)	10,672	*	10,672	-
Tom Plunkett (54)	1,686	*	1,686	-
Traditions, LP (28) (56)	850,000	4.3%	605,781	-
US Bank N.A. IRA Custodian FBO Walter Sall (17) (54)	1,196	*	1,196	-
W. Bruce Wold & Karen D. Wold 1990 Revocable Trust (15) (43) (54)	37,297	*	37,297	-
W.J. & K.H. Freschi Trust u/a dated 6/27/97 (16) (43) (54)	362,944	1.83%	362,944	-
Walter G. Sall (54)	1,685	*	1,685	-
William Crowell (39) (56)	6,667	*	6,667	-
William J. Freschi, III (41) (43) (54)	29,998	*	23,909	*
William T. Becker (52) (55)	37,404	*	32,091	*
Yuriy Yuryerich Yermilov (53) (54)	3,051	*	1,518	*
TOTALS:	5,991,290		4,613,670

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* Less than 1%

(1)	Based on 19,815,375 outstanding shares of our common stock as of May 29, 2015.
(2)	Assumes the sale of all the shares offered by the selling stockholders.
(3)	The selling stockholder may be deemed an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.
(4)

Julia Boszhardt and Douglas Boszhardt, as trustees of the foregoing trust, have voting and investment power over the shares being offered by this selling stockholder.  Mr. Douglas Boszhardt is affiliated with a broker-dealer.

(5)	Hasan Kamil has voting and investment power over the shares being offered by the selling stockholder.
(6)	Mary K. Foust is the trustee of the Mary K. Foust Trust, and as such has voting and investment power over the securities held by this selling stockholder.

(7)	Jon D. Gruber and Linda W. Gruber are trustees of this trust, and each has voting and investment power over the shares held by the selling stockholder.
(8)	Susan Jackson is the trustee of the Susan Jackson Trust, and has voting and investment power over the shares held by the selling stockholder.
(9)	John Kryzanowski and Vicki Hofmeister are trustees of this trust, and each have voting and investment power over the shares held by the selling stockholder.
(10)	James Ewing Lynch is the trustee of this trust, and has voting and investment power over the shares held by the selling stockholder.
(11)	Robert J. Malone is the trustee of this trust, and has voting and investment power over the shares held by the selling stockholder.

(12)	Reserved.
(13)	Tom Thorner is Managing Partner of Thorner Ventures, and as such he holds voting and investment power over the shares held by this selling stockholder.
(14)	Reserved.

29

(15)	W. Bruce Wold is a trustee of this trust, and has voting and investment power over the shares held by this selling stockholder. Mr. Wold is a former director of Shoom, Inc. prior to the Shoom Acquisition.

(16)	William J. and Katherine H. Freschi are trustees of this trust, and each have voting and investment power over the shares held by this selling stockholder. William J. Freschi is CEO of our subsidiary Shoom, Inc.

(17)	Represents shares held in an individual retirement account of Walter G. Sall. Mr. Sall is the beneficial owner of the shares held in this account. U.S. Bank N.A. is the custodian of the IRA account.
(18)

Represents shares held in an individual retirement account of John A. Kryzanowski.  Mr. Kryzanowski is the beneficial owner of the shares held in this account.  DB Securities Inc. is the custodian of the IRA account.

(19)	Russell Holdstein is a trustee of this trust, has voting and investment power over the shares held by this selling stockholder.
(20)	Represents shares held in an individual retirement account of Henry F. Bannister. Mr. Bannister is the beneficial owner of the shares held in this account.
(21)

The shares of this selling stockholder are held in Trust B under Article NINTH of the will of Fred E. Kassner.  Gerda Kassner, Ellen Teitelbaum and Michelle Kassner are each trustees of the foregoing trust, and as such they each have voting and investment power over the shares held by this selling stockholder.

(22)	Larry Porter is General Partner of the Balanced Growth Fund, and has voting and investment power over the shares held by this selling stockholder.
(23)	Mr. Lilien is Special Projects Executive of Lilien Systems, a wholly owned subsidiary of the Company and a director of the Company.
(24)	Dhruv Gulati is Executive Vice President of Lilien Systems, a wholly owned subsidiary of the Company, and is a former director of the Company.
(25)	Bret Osborn is Chief Sales Officer of the Company, and is a former director of the Company.
(26)	Mr. Cummins holds 20,447 shares which are being registered under the registration statement related to this prospectus. Mr. Cummins also holds vested options for the purchase of 5,313 shares of Company common stock.

(27)

Bradley Rotter is the founder and former Chairman of the Board of AirPatrol Corporation.  Mr. Rotter served as chairman until the date of the AirPatrol Acquisition on April 18, 2014.   Excludes up to 316,950 shares of common stock of AirPatrol Acquisition Holdback Shares that may be issued to this selling stockholder in accordance with the terms of the AirPatrol Acquisition.

(28)

Timothy B. Harmon is President of the general partner of Traditions LP.  Mr. Harmon formerly served as director of AirPatrol Corporation until the AirPatrol Acquisition on April 18, 2014.  Excludes up to 214,130 shares of common stock of AirPatrol Acquisition Holdback Shares that may be issued to this selling stockholder in accordance with the terms of the AirPatrol Acquisition.

(29)	James Brown is Manager of AVG Ventures, LP, and has voting and investment power over the shares held by this selling stockholder. This selling stockholder is not a broker-dealer. Excludes up to 44,780 shares of common stock of AirPatrol Acquisition Holdback Shares that may be issued to this selling stockholder in accordance with the terms of the AirPatrol Acquisition.

(30)	Lee Vakas is a Director of Toro Liberty Pty Ltd., Trustee for The Barton Trust. In this capacity, Mr. Vakas has voting and investment power over the shares held by this selling stockholder.

30

(31)

Includes 17,600 shares being registered under the registration statement relating to this prospectus. The shares of this selling stockholder are held by Americas Growth Capital, LLC dba AGC Partners.  M. Benjamin Howe is Chief Executive Officer of AGC Partners, and has voting and investment power over the shares held by this selling stockholder.  ACG Partners is a broker-dealer and received the above-listed shares as compensation for investment banking services to the Company in connection with the AirPatrol Acquisition.  Excludes up to 4,644 shares of common stock of AirPatrol Acquisition Holdback Shares that may be issued to this selling stockholder in accordance with the terms of the AirPatrol Acquisition.

(32)

Cleve Adams is the Chief Executive Officer of AirPatrol Corporation, a wholly-owned subsidiary of the Company.  Mr. Adams holds 60,000 shares which are being registered under the registration statement related to this prospectus.  Mr. Adams also holds vested options for the purchase of 46,875 shares of Company common stock.

(33)	Reserved.

(34)

Includes 83,334 shares under a warrant dated March 20, 2013, and 56,250 shares under a warrant dated August 29, 2013.  The foregoing warrants were issued by the Company in connection with a secured loan from Bridge Bank N.A. Thomas A. Sa has voting and investment power over the shares held by this selling stockholder.

(35)	Scott D. Rubins is President and Chief Executive Officer of Geneseo Communications, Inc., and has voting and investment power over the shares held by this selling stockholder.
(36)

The shares of this selling stockholder are held in the Survivor’s Trust U/A Eighth – E&M Shea Revocable Trust.  John C. Morrissey is a trustee of the foregoing trust, and has voting and investment power over the shares held by this selling stockholder.

(37)

Mr. Orsak formerly served as a director of AirPatrol Corporation until the AirPatrol Acquisition on April 18, 2014.  Excludes up to 11,610 shares of common stock of AirPatrol Acquisition Holdback Shares that may be issued to this selling stockholder in accordance with the terms of the AirPatrol Acquisition.

(38)	Mr. Bushnell formerly served as a director of AirPatrol Corporation until the AirPatrol Acquisition on April 18, 2014.
(39)	Mr. Crowell formerly served as a director of AirPatrol Corporation until the AirPatrol Acquisition on April 18, 2014.
(40)

Dan Cole was the former President of our subsidiary Shoom, Inc.  Mr. Cole holds 62,125 shares which are being registered under the registration statement related to this prospectus.  Mr. Cole also holds vested options for the purchase of 6,089 shares of Company common stock.

(41)

William J. Freschi, III is CEO of our subsidiary Shoom, Inc.  Mr. Freschi holds 23,909 shares which are being registered under the registration statement related to this prospectus.  Mr. Freschi also holds vested options for the purchase of 6,089 shares of Company common stock.

(42)	Reserved.

(43)	As of the date hereof, the aggregate of 244,803 shares held in escrow in connection with the Shoom acquisition as partial security against the payment and performance of the Shoom shareholders obligation under the merger agreement have been released to the stockholders.

(44)	Mr. Guthals holds 1,518 shares which are being registered under the registration statement related to this prospectus. Mr. Guthals also holds vested options for the purchase of 2,980 shares of Company common stock.

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(45)	Ms. Barnes holds 32,091 shares which are being registered under the registration statement related to this prospectus. Ms. Barnes also holds vested options for the purchase of 5,313 shares of Company common stock.

(46)	Mr. Borsky holds 96,272 shares which are being registered under the registration statement related to this prospectus. Mr. Borsky also holds vested options for the purchase of 4,688 shares of Company common stock.

(47)	Ms. Medel holds 797 shares which are being registered under the registration statement related to this prospectus. Ms. Medel also holds vested options for the purchase of 2,281 shares of Company common stock.

(48)	Mr. Rosenberg holds 15,233 shares which are being registered under the registration statement related to this prospectus. Mr. Rosenberg also holds vested options for the purchase of 5,938 shares of Company common stock.

(49)	Mr. Garcia holds 233 shares which are being registered under the registration statement related to this prospectus. Mr. Garcia also holds vested options for the purchase of 2,549 shares of Company common stock.

(50)	Mr. Murihead holds 44,071 shares which are being registered under the registration statement related to this prospectus. Mr. Murihead also holds vested options for the purchase of 9,688 shares of Company common stock.

(51)	Sharon Ryoji is Senior Vice President of our subsidiary Shoom, Inc. Ms. Ryoji holds 233 shares which are being registered under the registration statement related to this prospectus. Ms. Ryoji also holds vested options for the purchase of 7,431 shares of Company common stock.

(52)	Mr. Becker holds 32,091 shares which are being registered under the registration statement related to this prospectus. Mr. Becker also holds vested options for the purchase of 5,313 shares of Company common stock.

(53)	Mr. Yermilov holds 1,518 shares which are being registered under the registration statement related to this prospectus. Mr. Yermilov also holds vested options for the purchase of 1,533 shares of Company common stock.

(54)	Represents shares of common stock acquired by the selling stockholder in connection with the Shoom Acquisition.

(55)	Represents shares of common stock acquired by the selling stockholder in connection with the Lilien Acquisition.

(56)	Represents shares of common stock acquired by the selling stockholder in connection with the AirPatrol Acquisition.

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PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offered by the selling stockholders. The common stock may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for the common stock;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.  We are not able to presently estimate the amount of compensation that any agent will receive.

We know of no existing arrangements between any of our stockholders, and any broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus.  At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from the selling stockholder, and any other required information.

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MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND
ISSUER PURCHASES OF EQUITY SECURITIES

Our common stock is traded under the symbol “SYRX” on the NASDAQ Capital Market. Prior to our initial public offering on April 8, 2014, our common stock was previously quoted on the OTC Pink market under the symbol “SYRX.” The following table sets forth the high and low sales prices on NASDAQ following our listing on the NASDAQ Capital Market, and prior to such time, the historical high and low bid prices for our common stock for the periods indicated as reported by the OTC Markets. The bid quotations reported by the OTC Markets reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. All prices reflect the 1-for-2 reverse stock split effected on April 8, 2014.

Period	High	Low
Year Ending December 31, 2015
January 1, 2015 through March 31, 2015	$2.30	$1.07
April 1, 2015 through May 29, 2015	$3.07	$1.06

Year Ended December 31, 2014
October 1, 2014 through December 31, 2014	$4.20	$0.98
July 1, 2014 through September 30, 2014	$4.45	$3.50
April 1, 2014 through June 30, 2014	$6.21	$3.44
January 1, 2014 through March 31, 2014	$6.50	$2.25

Year Ended December 31, 2013
October 31, 2013 through December 31, 2013	$6.90	$2.00
July 1, 2013 through September 30, 2013	$7.00	$4.80
April 1, 2013 through June 30, 2013	$3.00	$2.00
January 1, 2013 through March 31, 2013	$3.20	$0.68

The last reported closing price of our common stock on the NASDAQ Capital Market on May 29, 2015 was $1.75 per share.

Holders of Record

According to our transfer agent, as of May 29, 2015 we had approximately 524 shareholders of record. This number does not include an indeterminate number of shareholders whose shares are held by brokers in street name. Our stock transfer agent is Corporate Stock Transfer Inc., 3200 Cherry Creek Drive South, Suite 430, Denver, CO 80209.

Dividend Policy

We have not declared nor paid any cash dividends on our common stock, and we currently intend to retain future earnings, if any, to finance the expansion of our business, and we do not expect to pay any cash dividends in the foreseeable future. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, results of operations, capital requirements and other factors that our board of directors considers significant.

Securities Authorized for Issuance under Equity Compensation Plans

On September 1, 2011 our Board of Directors and stockholders adopted the 2011 Employee Stock Incentive Plan, which was amended and restated on May 2, 2014 (the Amended and Restated 2011 Employee Stock Incentive Plan is referred to as the “Plan”). The purpose of the Plan is to provide an incentive to attract and retain directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage a sense of proprietorship, and to stimulate an active interest of these persons in our development and financial success. Under the Plan, as amended, we are authorized to issue up to 2,634,500 shares of Common Stock, with yearly increases equal to 10% of the number of shares issued during the prior calendar year, including incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, non-qualified stock options, stock appreciation rights, performance shares, restricted stock and long term incentive awards. Thus, effective as of January 1, 2015, an aggregate of 3,195,773 shares are authorized for grant under the Plan. The Plan is administered by our Board until authority is delegated to a committee of the board of directors.

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The table below provides information as of December 31, 2014 regarding the Plan and such other compensation plans under which equity securities of the Company have been authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options(a)		Weighted-average exercise price of outstanding (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a) (c)
Equity compensation plans approved by security holders	2,167,658		$3.62	466,842
Equity compensation plans not approved by security holders	625,000	(1)	$2.70	0
Total	2,792,658		$3.41	466,842

(1)	Options granted to Nadir Ali on August 14, 2013.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATION

Please see Item 2 in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015, filed with the Securities and Exchange Commission on May 14, 2015, and Item 7 in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Securities and Exchange Commission on March 27, 2015, which are incorporated herein by reference pursuant to General Instruction VII of Form S-1, for a discussion of our financial condition and results of operations.

36

BUSINESS

Please see Item 1 in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Securities and Exchange Commission on March 27, 2015, which is incorporated herein by reference pursuant to General Instruction VII of Form S-1, for a discussion of our business.

37

MANAGEMENT

Please see the sections entitled “Executive Officers, Directors, and Corporative Governance” in our Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 30, 2015, which are incorporated herein by reference pursuant to General Instruction VII of Form S-1.

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EXECUTIVE COMPENSATION

Please see the section entitled “Executive Compensation and Related Information” and “Executive Officers, Directors, and Corporative Governance” in our Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 30, 2015, which is incorporated herein by reference pursuant to General Instruction VII of Form S-1.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of May 29, 2015, regarding the beneficial ownership of our common stock by the following persons:

●	each person or entity who, to our knowledge, owns more than 5% of our common stock;

●	our executive officers named in the Summary Compensation Table above;

●	each director; and

●	all of our executive officers and directors as a group.

Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power and that person’s address is c/o Sysorex Global Holdings Corp., 2479 E. Bayshore Road, Suite 195, Palo Alto, California 94303. Shares of common stock subject to options, warrants, or other rights currently exercisable or exercisable within 60 days of May 29, 2015, are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the stockholder holding the options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other stockholder.

Name and Address of Beneficial Owner	Amount and nature of beneficial ownership		Percent of Class (1)
Abdus Salam Qureishi	1,934,354	(3)	9.6%
Nadir Ali	1,088,680	(4)	5.4%
Wendy Loundermon	285,048	(5)	1.4%
Geoffrey I. Lilien	1,539,241		7.8%
Bret Osborn	611,006		3.1%
Leonard Oppenheim	76,766	(9)	*
Thomas Steding	17,083		*
Kareem Ifran	17,083		*
Tanveer Khader	2,185,101	(7)	11.0%
Cleve Adams	106,875		*
All Directors and Executive Officers as a Group (10 persons)	7,861,238	(8)	37.9%

5% Beneficial Owners

Dr. Shaheen Ahmad (2)	1,082,541		5.5%

SyHoldings Corporation (6)	2,168,018		10.9%

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*	less than 1% of the issued and outstanding shares of common stock.

(1)	Based on 19,815,375 shares outstanding on May 29, 2015.

(2)	The mailing address of this beneficial holder is 909 Third Avenue, New York, NY 10150-7584.

(3)	Includes (i) 142,754 shares of common stock held of record by Abdus Salam Qureishi, (ii) 907,288 shares of common stock held of record by the Qureishi 1998 Family Trust, (iii) 250,000 shares of common stock issuable to Mr. Qureishi upon exercise of an outstanding stock option, (iv) 154,928 shares of common stock issuable to Mr. Qureishi upon exercise of an outstanding common stock purchase warrant, (v) 182,971 shares of common stock held of record by SVI (“SVI”), (vi) 259,819 shares of common stock held of record by Cap Invest Inc. (“Cap Invest”), and (vii) 36,594 shares of common stock held of record by Naheed Qureishi, Mr. Qureishi’s wife. Mr. Qureishi is the majority shareholder of SVI and Cap Invest and may be deemed to have voting and investment control of the shares of Common Stock held by such entities. Mr. Qureishi is the sole trustee of the Qureishi 1998 Family Trust and may be deemed to have sole voting and investment control.

(4)	Includes (i) 548,914 shares of common stock held of record by Nadir Ali, (ii) 166,667 shares of common stock issuable to Nadir Ali upon exercise of an outstanding stock option, (iii) 54,892 shares of common stock held of record by Lubna Qureishi, Mr. Ali’s wife, (iv) 274,457 shares of common stock held of record by the Qureishi Ali Grandchildren Trust, and (v) 43,750 shares of common stock issuable to Lubna Qureishi upon exercise of an outstanding common stock purchase warrant. Mr. Ali is the joint-trustee (with his wife Lubna Qureishi) of the Qureishi Ali Grandchildren Trust and has voting and investment control over the shares held.

(5)	Includes (i) 18,298 shares of common stock held of record by Ms. Loundermon, (ii) 245,000 shares of common stock issuable to Wendy Loundermon upon exercise of outstanding stock options, and (iii) warrants for 21,750 shares held directly by Ms. Loundermon.

(6)	The power to vote and dispose of these shares is held by Mr. Tanveer Khader, 1735 Technology Drive, #430, San Jose, CA 95110.

(7)	Includes (i) 2,168,018 shares of common stock owned directly by SyHolding Corp., (ii) 15,000 shares of common stock held of record by Mr. Khader and (iii) 2,083 shares of common stock issuable to Tanveer Khader upon exercise of outstanding stock options. Tanveer Khader holds the power to vote and dispose of the Sy Holdings Corporation shares.

(8)	Includes (i) 3,123,882 shares of common stock held directly, or by spouse, (ii) 3,792,553 shares of common stock held of record by entities, (iii) 716,875 shares of common stock issuable upon exercise of stock options, and (iv) 227,928 shares of common stock issuable upon exercise of common stock purchase warrants.

(9)	Includes 7,500 shares of common stock underlying a warrant to purchase common stock at an exercise price of $0.312 per share, which expires on December 21, 2017.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS,

AND DIRECTOR INDEPENDENCE

Review, Approval or Ratification of Transactions with Related Persons.

The Board of Directors reviews issues involving potential conflicts of interest, and reviews and approves all related party transactions, including those required to be disclosed as a “related party” transaction under applicable federal securities laws. The Board has not adopted any specific procedures for conducting reviews of potential conflicts of interest and considers each transaction in light of the specific facts and circumstances presented. However, to the extent a potential related party transaction is presented to the Board, the Company expects that the Board would become fully informed regarding the potential transaction and the interests of the related party, and would have the opportunity to deliberate outside of the presence of the related party. The Company expects that the Board would only approve a related party transaction that was in the best interests of the Company, and further would seek to ensure that any completed related party transaction was on terms no less favorable to the Company than could be obtained in a transaction with an unaffiliated third party. Other than as described above, no transaction requiring disclosure under applicable federal securities laws occurred during fiscal year 2014 that was submitted to the Board of Directors for approval as a “related party” transaction.

Related Party Transactions

Securities and Exchange Commission regulations define the related person transactions that require disclosure to include any transaction, arrangement or relationship in which the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years in which we were or are to be a participant and in which a related person had or will have a direct or indirect material interest. A related person is: (i) an executive officer, director or director nominee, (ii) a beneficial owner of more than 5% of our common stock, (iii) an immediate family member of an executive officer, director or director nominee or beneficial owner of more than 5% of our common stock, or (iv) any entity that is owned or controlled by any of the foregoing persons or in which any of the foregoing persons has a substantial ownership interest or control.

For the period from January 1, 2012, through the date of this prospectus (the “Reporting Period”), described below are certain transactions or series of transactions between us and certain related persons.

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Acquisition of Lilien

On March 20, 2013, the Company completed the acquisition of the assets of Lilien LLC for an aggregate purchase price of $9,000,000 in accordance with the terms and conditions of an Asset Purchase and Merger Agreement (the “APMA”), effective March 1, 2013.  The purchase price consisted of $3,000,000 in cash and 3,000,000 shares of restricted common stock of Sysorex deemed to have a fair value of $6,000,000, or $2.00 per share, issued to the members of Lilien, LLC (the “Former Lilien Members”) in exchange for all of the outstanding capital stock of Lilien Systems, Inc.  The cash consideration of $3,000,000 was obtained by the Company under a credit facility entered into for the purpose of completing the acquisition.  In addition, the Company contingently guaranteed (the “Guaranty”) to the Former Lilien Members the net sales price of $2.00 per share (as adjusted) for a two year period following the closing, provided the Lilien Stockholders complied with the terms and conditions of the lock-up agreement.  At the end of the two-year Guaranty period, the Former Lilien Members had an option within ten days after the Guaranty period to put all, but not less than all, of their unsold shares to the Company, for the price of $2.00 per unsold share.  None of the Former Lilien Members exercised this option. Notwithstanding the foregoing, in the event the gross profit for calendar 2013 and 2014, attributable to the Lilien business is more than 20% below what was forecasted to the Company the Guaranty will be proportionately reduced. The gross profit was not more than 20% below what was forecasted for those periods so a reduction will not occur.

Under the APMA, the Former Lilien Members were entitled to any excess cash above $1,000,000, provided both Lilien’s net worth immediately preceding the closing was greater than $1,000,000 and its net worth less excess cash of at least $1,000,000 was greater than $1,000,000.  As a result of a post-closing adjustment, Lilien’s net worth was less than $1,000,000 and the former Lilien Members refunded $153,000 to the Company, subject to further adjustment. The refund was subsequently adjusted to $38,750 and settled.

Note Payable to Related Party

The Company has borrowed funds from the Qureishi 1998 Family Trust, pursuant to an oral agreement with no stated interest rate and which is payable upon demand. As of December 31, 2012, the Company owed $136,977 to the Qureishi 1998 Family Trust, which was repaid in full March 2013. The largest aggregate amount of principal indebtedness outstanding during the year ended December 31, 2012 was $145,608, with $74,854 of principal and no interest paid during that year.  The largest aggregate amount of principal outstanding during the year ended December 31, 2013 was $136,977, all of which was paid without interest during that period. The Qureishi 1998 Family Trust owns 907,288 shares of common stock of the Company, representing approximately 4.6% of the issued and outstanding common stock of the Company as of April 29, 2015. The power to vote and dispose of the shares held by the Qureishi 1998 Family Trust is held by Abdus Salam Qureishi, the chairman of the board of directors of the Company.  Nadir Ali’s wife is a beneficiary of the Trust.

The Company has borrowed funds from Sysorex Consulting, Inc., pursuant to an oral agreement with no stated interest rate and which is payable upon demand. As of December 31, 2012, the Company owed $11,717 to Sysorex Consulting, Inc., which has since been repaid in full. The largest aggregate amount of principal outstanding during the year ended December 31, 2012 was $108,520 with $98,983 of additional borrowings, of which $195,787 of principal and no interest was paid during the year.  The largest aggregate amount of principal outstanding during the year ended December 31, 2013 was $11,717 with $10,858 of additional borrowings, of which $22,575 of principal and no interest was paid during the period. The power to vote and dispose of the shares held by Sysorex Consulting, Inc. is held by Abdus Salam Qureishi, the chairman of the Board.

Non-interest bearing amounts due on demand from Sysorex Consulting to Sysorex Saudi Arabia, Inc. were $665,554 as of December 31, 2014 and December 31, 2013. These advances were made to fund operations of Sysorex Consulting and recorded as intercompany accounts without any written agreement.  The largest aggregate amount of principal outstanding during the years ended December 31, 2014 and 2013 was $665,554 with no principal or interest paid during those periods.

Agreements with Duroob Technology, Inc.

On March 31, 2013, the Company issued 443,717 shares of common stock in satisfaction of $1,774,865 owed by Sysorex Arabia LLC to Duroob Technology, Inc., a Saudi Arabian limited liability company (“Duroob”), a related party, as Duroob’s CEO owns a minority interest in Sysorex Arabia LLC.  The money owed by Sysorex Arabia to Duroob was for working capital loans for payroll, rent and past-due liabilities. The fair market value of the shares was $887,433 and since Duroob is a related party the resulting gain of $887,443 has been credited to additional paid-in capital. As of December 31, 2014 and 2013, Duroob was owed $0 and $160,331, respectfully. The largest aggregate amount of principal outstanding during the year ended December 31, 2014 was $160,331 which was repaid in full during the year. The largest aggregate amount of principal outstanding during the year ended December 31, 2013 was $2,068,663. During 2013 the Company issued stock to repay $1,774,865 as described above and subsequently borrowed $566,749 with repayments of $312,000.  There were no interest payments paid during the years ended December 31, 2014 or 2013. Sysorex Arabia LLC is 50.2% owned by the Company and 49.8% owned by Abdul Aziz Salloum (“Salloum”), its general manager. Salloum is also the CEO and principal shareholder of Duroob.

The issuance of these shares was recorded by Sysorex Global Holdings Corp. as an additional investment in its majority-owned subsidiary, Sysorex Arabia LLC. However, by agreement with Salloum, the ownership percentages of Sysorex Arabia LLC remained unchanged. The Company’s 50.2% interest in Sysorex Arabia LLC was acquired from Sysorex Consulting, Inc. and the Qureishi Family Trust pursuant to a July 29, 2011 Acquisition and Share Exchange Agreement. The power to vote and dispose of the shares held by Sysorex Consulting, Inc. and the Qureishi Family Trust are held by Abdus Salam Qureishi, the chairman of the Board.

Consulting Agreement

Effective April 1, 2013, the Company entered into a Consulting Services Ordering Agreement with its Chairman of the Board, Abdus Salam Qureishi. Mr. Qureishi, as the former CEO of the Company, consults on various operations of the Company. The agreement term is for one year, with the current contract expiring March 31, 2016. Mr. Qureishi provides services at the rate of $375 per hour. He received $360,000 and $240,000 during 2014 and 2013, respectively , and $90,000 during the quarter ended March 31, 2015.

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DESCRIPTION OF SECURITIES

Please see Item 1 in our registration statement on Form 8-A, filed with the Securities and Exchange Commission on April 7, 2014, which is incorporated herein by reference pursuant to General Instruction VII of Form S-1, for a description of our common stock, par value $0.0001 per share.

Warrants

As of May 29, 2015, we have warrants issued and outstanding for the purchase of up to 511,262 shares of our common stock, at exercise prices ranging from $0.31 to $7.50.  The warrants are held by the Chairman of the Company, our CEO’s wife, the Interim Chief Financial Officer, a director, and three other security holders. Such warrants are exercisable from five to seven years.

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SHARES ELIGIBLE FOR FUTURE SALE

Prior to the listing of our shares on NASDAQ, there was a limited public market for our common stock and a limited number of shares in the public float.  Sales of substantial amounts of our common stock in the public market commencing six months after the effective date of our initial public offering when lock-up agreements expire could adversely affect the prevailing market price and our ability to raise capital in the future.

As of the date of this prospectus, we have an aggregate of 19,815,375 shares of common stock issued and outstanding.  Of these outstanding shares, approximately 10,161,906 shares are currently free trading and the remainder are “restricted securities” as that term is defined in Rule 144 under the Securities Act all but approximately 171,022 of which have been held for more than six months.  Restricted shares may be sold in the public market only if registered or if they qualify for exemption under Rule 144 or 701 promulgated under the Securities Act, which rules are summarized below, or another exemption.

Rule 144

In general, under Rule 144, as currently in effect, a person who owns shares that were acquired from us or one of our affiliates at least six months prior to the proposed sale is entitled to sell, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

One percent of the number of shares of common stock then outstanding, which, as of May 29, 2015, is equal to 198,154 shares; or

The average weekly trading volume of the common stock on a national securities exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

In addition to these volume limitations, sales of unregistered shares of our common stock in reliance on Rule 144 may only be made by affiliates if such sales:

●	are preceded by a notice filing on Form 144;

●	are limited to broker’s transactions, as such term is defined under Section 4(a)(4) of the Securities Act; and

●	only occur at a time when current public information about us is available, which generally would require that we are not delinquent with any of our reports required pursuant to Sections 13 or 15(d) of the Exchange Act.

Rule 144 also provides that our affiliates who sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, with the exception of the holding period requirement.

Under Rule 144, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than one of our affiliates, is entitled to sell such shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144.  If the non-affiliate has held the shares for at least one year, then the shares may be sold without regard to the public information provisions of Rule 144.  Therefore, unless otherwise restricted, shares held by non-affiliates may be sold immediately upon the expiration of the lock-up agreements.

Rule 701

In general, under Rule 701 as currently in effect, any of our employees, consultants or advisors who acquire shares from us in connection with a compensatory stock or option plan or other written agreement became eligible to resell such shares on July 7, 2014 in reliance of Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

Registration Statement on Form S-3

The Company filed a shelf offering on Form S-3 with the SEC on May 14, 2015. Under the shelf registration statement, which was declared effective by the SEC on May 28, 2015, the Company may offer and sell from time to time in the future, in one or more offerings, securities not to exceed $75,000,000.

This shelf offering will give the Company flexibility to take advantage of acquisition opportunities that may arise in the future by accessing the capital markets on a timely and cost-effective basis. The specifics of any future offering, along with the prices and terms of any such securities offered by the Company, will be determined at the time of any such offering and will be described in detail in a prospectus supplement filed in connection with such offering.

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LEGAL MATTERS

Richardson & Patel LLP will pass upon the validity of the shares of common stock offered by this prospectus.

EXPERTS

The financial statements of the Company as of and for the years ended December 31, 2014 and 2013, incorporated by reference to this prospectus have been so incorporated in reliance on the report of Marcum LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the shares of common stock being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the shares of common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street NE, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You may also request a copy of these filings, at no cost, by writing us at 2479 E. Bayshore Road, Suite 195, Palo Alto, California 94303 or telephoning us at (408) 702-2167.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with it into our registration statement on Form S-1 of which this prospectus is a part, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus.

We incorporate by reference the documents listed below:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed on March 27, 2015;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed on May 14, 2015;

●	our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 30, 2015; and

●	the description of Sysorex Global Holdings Corp. common stock contained in our Registration Statement on Form 8-A filed on April 7, 2014.

You may request a copy of these filings incorporated by reference in this prospectus, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing or telephoning us at the following address and telephone number:

SYSOREX GLOBAL HOLDINGS CORP.

2479 e. Bayshore Road, Suite 195

Palo Alto, CA 94303

Attention: Interim Chief Financial Officer

(408) 702-2167

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies, supersedes or replaces such statement.

46

SYSOREX GLOBAL HOLDINGS CORP.

CONSOLIDATED FINANCIAL STATEMENTS

Please see Item 8 in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Securities and Exchange Commission on March 27, 2015, and Item 1 in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed with the Securities and Exchange Commission on May 14, 2015, which are incorporated herein by reference pursuant to General Instruction VII of Form S-1, for our consolidated financial statements.

47

SYSOREX GLOBAL HOLDINGS CORP.

5,768,470 Shares

Common Stock

PROSPECTUS

, 2015

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered. None of the following expenses are payable by the selling stockholders.  All of the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$2,810.00	(1)
Legal fees and expenses	$25,000.00
Accounting fees and expenses	$10,000.00
Miscellaneous	$5,000.00
TOTAL	$42,810.00

(1)	Paid in connection with the original filing of the registration statement.

ITEM 14.      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Nevada Revised Statutes provide that we may indemnify our officers and directors against losses or liabilities which arise in their corporate capacity. The effect of these provisions could be to dissuade lawsuits against our officers and directors.

The Nevada Revised Statutes Section 78.7502 provides that:

1) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) Is not liable pursuant to NRS 78.138; or (b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) Is not liable pursuant to NRS 78.138; or (b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

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3) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

The Nevada Revised Statutes Section 78.751 provides that:

1) Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to Section 78.751 subsection 2; may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances.  The determination must be made: (a) By the stockholders; (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2) The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3) The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section: (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action, and, (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Our Corporate By-Laws at Article X, provide that the Corporation has accepted a provision indemnifying to the full extent permitted by the law, thereby eliminating or limiting the personal liability of directors, officers, employees or corporate agents for damages for breach of fiduciary duty as a director or officer, but such provision must not eliminate or limit the liability of a director or officer for (a) Acts or omissions involving willful misconduct, gross negligence, fraud, or knowing violation of law; or (b) the payments of distributions in violation of Nevada Revised Statute 78.300.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO OUR DIRECTORS, OFFICERS AND CONTROLLING PERSONS PURSUANT TO THE FORGOING PROVISIONS OR OTHERWISE, WE HAVE BEEN ADVISED THAT, IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THAT ACT AND IS, THEREFORE, UNENFORCEABLE.

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ITEM 15.      RECENT SALES OF UNREGISTERED SECURITIES.

In the past three years, we have undertaken the following unregistered sales of securities.

On July 31, 2012, the Corporation issued warrants to purchase 150,000 shares of common stock to Hanover Holdings I, LLC in connection with a bridge loan.

On December 31, 2012, the Corporation issued 12,500 shares to two individuals for services rendered during the previous year.

On March 20, 2013, the Corporation issued 3,000,000 shares of restricted common stock to the former members of Lilien, LLC pursuant to a Merger Agreement.  The Corporation also issued warrants to purchase 83,334 shares of common stock to Bridge Bank, N.A. in consideration of the Corporation’s financing of Lilien LLC.

On March 20, 2013, the Corporation issued 90,000 shares of common stock under the terms of a consulting services agreement in connection with the Lilien acquisition. The Company recorded an expense of $180,000 during the quarter ended March 31, 2013.

On March 20, 2013, the Corporation issued 7,500 shares of common stock under the terms of a consulting services agreement. The Company recorded an expense of $15,000 during the quarter ended March 31, 2013.

On March 31, 2013, the Corporation issued 443,717 shares of common stock in satisfaction of $1,774,865 owed by Sysorex Arabia LLC to Duroob Technology, Inc. (“Duroob”), a related party as Duroob’s Chief Executive Officer owns a minority interest in Sysorex Arabia, LLC.  The issuance of these shares was recorded by Sysorex Global Holdings Corp. as an additional investment in its majority-owned subsidiary, Sysorex Arabia LLC.  However, by agreement with the other shareholder of Sysorex Arabia LLC, the ownership percentages of Sysorex Arabia LLC remained unchanged.

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On April 8, 2013, the Corporation issued 15,873 shares for services rendered during the current year.

On May 2, 2013, the Corporation issued 30,000 shares of common stock under the terms of a consulting services agreement. The Company recorded an expense of $60,000 during the quarter ended June 30, 2013.

On June 30, 2013, the Corporation issued 7,500 shares of common stock under the terms of a consulting services agreement. The Company recorded an expense of $15,000 during the quarter ended June 30, 2013.

On July 8, 2013, the Corporation issued 15,873 shares for services rendered during the current year.

As of September 6, 2013, the Corporation issued 1,380,999 shares of common stock to the former shareholders of Shoom, Inc. pursuant to a merger agreement in accordance with Rule 506 of Regulation D.

On September 13, 2013, the Company issued 60,433 shares for the cashless exercise of 150,000 common stock warrants.

On September 30, 2013, the Company issued 7,500 shares of common stock under the terms of a consulting services agreement.

On October 1, 2013, the Company issued 10,000 shares of common stock under the terms of a consulting services agreement which were fully vested upon date of grant.

On October 8, 2013, the Company issued 15,873 shares of common stock under the terms of a consulting services agreement which were fully vested upon date of grant.

On October 11, 2013, the Company issued 3,438 shares of common stock under the terms of a consulting services agreement which were fully vested upon date of grant.

On November 6, 2013, the Company issued 7,143 shares of common stock for services to a director of the Company which were fully vested upon date of grant.

On December 24, 2013, the Company issued 4,926 shares of common stock under the terms of a consulting services agreement which were fully vested upon date of grant.

On January 24, 2014, the Company issued 5,000 shares of common stock under the terms of a consulting services agreement which were fully vested upon date of grant.

On February 28, 2014, the Company issued 400,000 shares of common stock to Geneseo Communications, under the terms of a Securities Purchase Agreement pursuant to Rule 506 of Regulation D.

On April 2, 2014, the Company issued 16,731 shares of common stock under the terms of consulting services agreements which were fully vested upon date of grant.

On April 18, 2014, the Company issued 1,832,808 shares of restricted common stock to former security holders, directors, officers and consultants of AirPatrol Corporation pursuant to a merger agreement in accordance with Rule 506 of Regulation D. Out of these shares, 800,000 shares were issued to an escrow holder for the benefit of former stockholders and warrant holders of AirPatrol Corporation.

On June 24, 2014 the Company issued 64,000 shares of common stock under the terms of a consulting agreement which were fully vested upon date of grant.

On July 10, 2014 the Company issued 30,000 shares of common stock under the terms of a consulting services agreement which were fully vested upon date of grant.

On August 1, 2014 the Company issued 7,895 shares of common stock under the terms of a consulting services agreement which were fully vested upon date of grant.

On December 23, 2014, the Company issued 62,909 shares of common stock to a consultant under the terms of a consulting services agreement which were fully vested upon date of grant.

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On January 26, 2015 the Company issued 7,895 shares of common stock to a company under the terms of a consulting services agreement which were fully vested upon date of grant.

On April 24, 2015 (the “LightMiner Closing Date”), the Company entered into an Asset Purchase Agreement (the “Purchase Agreement”) with LightMiner Systems, Inc., a Delaware corporation (“LightMiner”), which is in the business of developing and commercializing in-memory SQL databases for manipulation, and Chris Baskett, owner of approximately 19% of LightMiner’s outstanding securities prior to the LightMiner Closing Date (the “Owner”), pursuant to which the Company agreed to acquire substantially all, with the exception of certain excluded assets described in the Purchase Agreement, of the business, assets, and goodwill, whether tangible or intangible, including, but not limited to all intellectual property of LightMiner (the “Assets”), but did not assume any of its liabilities (the “LightMiner Acquisition”).

As consideration for the Assets, the Company agreed to issue to LightMiner, or its designees, on the first anniversary of the LightMiner Closing Date (the “Purchase Price Delivery Date”) such number of restricted shares of the Company's common stock equal to the quotient of (A) $3,200,000 (the “Purchase Price”) divided by (B) the Sysorex Weighted Average Price (as defined below) as of the fifth trading day prior to the Purchase Price Delivery Date (the “Seller Stock Consideration”), less a hold back of Seller Stock Consideration having an aggregate value of $567,150, as determined by the Sysorex Weighted Average Price, for the purpose of satisfying indemnification obligations of LightMiner under the Purchase Agreement. The Sysorex Weighted Average Price means the volume-weighted daily average of the price of the Company’s common stock for the twenty (20) trading days immediately prior to the date of determination; however, the price may not be less than $2.00 per share.

As additional consideration for the Assets and the non-compete provisions agreed to by LightMiner and the Owner in the Purchase Agreement, the Company agreed to (i) pay to the Owner an aggregate of $19,000 in cash on the LightMiner Closing Date; (ii) issue to the Owner an aggregate of 127,000 restricted shares of common stock (the “Owner Stock Consideration”) on the Purchase Price Delivery Date; (iii) issue to the Owner an option to purchase up to 100,000 shares of Company’s common stock in accordance with the terms and conditions of the Company’s 2011 Employee Stock Incentive Plan, as amended, pursuant to an at-will employment offer letter. In addition, the Company agreed to issue such number of additional shares of the Company’s restricted common stock as shall be equal to $200,000 divided by the Sysorex Weighted Average Price to another pre-Acquisition principal of LightMiner (such additional shares, together with the Seller Stock Consideration and the Owner Stock Consideration, collectively, the “Stock Consideration”). In connection with the acquisition of the Assets pursuant to the Purchase Agreement, the Company relied on Section 4(a)(2) and Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended, for the offer and sale of the Stock Consideration in as much as the offer and sale was made to either accredited investors or no more than 35 non-accredited investors that had access to substantially the information required to be delivered in a registered offering and we did not undertake any form of general solicitation or general advertising.

On May 26, 2015, the Company issued 3,968 shares of common stock to a consultant under the terms of a consulting services agreement which were fully vested upon date of grant.

The shares were issued in transactions that were exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act, which exempts transactions by an issuer not involving any public offering and where noted pursuant to Regulation D under the Securities Act of 1933.  The Company relied on the representations made in the various subscription agreements, stock purchase agreements or other agreements signed by the stockholders.  No commissions were paid and no underwriter or placement agent was involved in these transactions.

Issuances listed above prior to April 8, 2014 have been retroactively adjusted to take into account the one-for-two reverse stock split effective April 8, 2014.

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ITEM 16.  Exhibits and Financial Statement Schedules.

(a) Exhibit No.	Description
2.1	Asset Purchase and Merger Agreement, effective March 1, 2013, by and among Sysorex Global Holdings Corp., Lilien, LLC and Lilien Systems. (1)
2.2	Agreement of Merger dated March 20, 2013 by and between Lilien Systems and Sysorex Acquisition Corporation. (2)
2.3	List of Schedules and Exhibits to Asset Purchase and Merger Agreement, effective March 1, 2013, by and among Sysorex Global Holdings Corp., Lilien, LLC and Lilien Systems. (2)
2.4	Agreement and Plan of Merger dated August 31, 2013 by and between Sysorex Global Holdings Corp. and Shoom, Inc.(2)
2.5	Acquisition and Share Exchange Agreement dated as of June 27, 2011 by and between Sysorex Consulting, Inc. and Softlead, Inc. (2)
2.6	Agreement and Plan of Merger dated as of December 20, 2013, by and among Sysorex Global Holdings Corp., AirPatrol Corporation, AirPatrol Acquisition Corp. I, AirPatrol Acquisition Corp. II, and Shareholders Representative Services LLC. (5)
2.7	Amendment No. 1 to Agreement and Plan of Merger dated February 28, 2014 with AirPatrol Corporation. (6)
2.8	Amendment No. 2 to Agreement and Plan of Merger dated April 18, 2014 with AirPatrol Corporation. (8)
2.9	Waiver and Amendment No. 3 to Agreement and Plan of Merger dated April 18, 2014 with AirPatrol Corporation. (10)
2.10	Asset Purchase Agreement, dated as of April 24, 2015, between Sysorex Global Holdings Corp., LightMiner Systems, Inc. and Chris Baskett. The exhibits and schedules to this exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K and the registrant undertakes to furnish supplemental copies of any of the omitted exhibits and schedules upon request by the Commission. (15)
3.1	Restated Articles of Incorporation. (1)
3.2	Amendment No. 1 to Amended and Restated Bylaws of Softlead, Inc. (renamed Sysorex Global Holdings Corp.) (1)
4.1	Specimen Stock Certificate of the Corporation. (1)
4.2	Business Financing Agreement dated March 15, 2013 by and among the Sysorex Government Services, Inc., Lilien Systems and Bridge Bank, N.A. (1)
4.3	Warrant to purchase common stock dated March 20, 2013 held by Bridge Bank N.A. (1)
4.4	Warrant to purchase common stock dated July 31, 2012 held by Hanover Holdings I, LLC. (1)
4.5	Warrant to purchase common stock dated August 29, 2013 held by Bridge Bank N.A. (2)
4.6	Amendment to Business Financing Agreement, Waiver of Default and Consent dated as of August 29, 2013 between the Sysorex Global Holdings Corp. and Bridge Bank, N.A. (2)
4.7	Form of Underwriter’s Warrant. (4)
5.1	Legal Opinion of Richardson & Patel LLP. (10)
10.1	Guaranty of Corporation to Bridge Bank, N.A. dated March 15, 2013. (1)
10.2	Guarantor Security Agreement dated March 15, 2013 to Bridge Bank, N.A. (1)
10.3	Registration Rights Agreement dated March 20, 2013 by and between the Corporation and Bridge Bank, N.A. (1)
10.4	Form of Guaranty Agreement dated March 2013 between the Corporation and each of the former members of Lilien, LLC. (1)
10.5+	Form of Employment Agreement effective March 2013 between the Corporation and each of Geoffrey Lilien, Dhruv Gulati and Bret Osborn. (1)
10.6	Registration Rights Agreement dated August 29, 2013 by and between the Corporation and Bridge Bank, N.A. (2)
10.7+	Employment Agreement dated July 1, 2010, by and between the Corporation and Nadir Ali, as amended. (2)
10.8	Loan Agreement dated as of August 30, 2013 by and between AirPatrol Corporation and Sysorex Global Holdings Corp. (4)
10.9	Secured Promissory Note dated August 30, 2013 from AirPatrol Corporation to Sysorex Global Holdings Corp. (4)
10.10	Security Agreement dated as of August 30, 2013 by and between AirPatrol Corporation and Sysorex Global Holdings Corp. (4)
10.11	Subordination Agreement dated as of August 30, 2013 by and between Sysorex Global Holdings Corp. and Note Holders. (4)
10.12+	Employment Agreement dated as of December 20, 2013 by and between AirPatrol Corporation and Cleve Adams. (5)
10.13	Amendment No. 1 to Secured Promissory Note dated February 28, 2014 from AirPatrol Corporation to Sysorex Global Holdings Corp. (6)
10.14	Securities Purchase Agreement dated February 24, 2014 between Sysorex Global Holdings Corp. and Geneseo Communications, Inc. (6)
10.15+	Consulting Services Ordering Agreement dated as of April 1, 2013 by and between the Company and A. Salam Qureishi. (6)

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10.16	Amendment Number Two to Business Financing Agreement, Waiver and Consent dated May 13, 2014 among Bridge Bank National Association, Lilien Systems and Sysorex Government Services, Inc. (9)
10.17	Amendment Number Three to Business Financing Agreement, Waiver and Consent dated December 31, 2014 among Bridge Bank National Association, Lilien Systems and Sysorex Government Services, Inc. (14)
10.18+	Director Services Agreement with Leonard A. Oppenheim dated October 21, 2014. (11)
10.19+	Director Services Agreement with Thomas L. Steding dated October 21, 2014. (11)
10.20+	Director Services Agreement with Kareem M. Irfan dated October 21, 2014. (11)
10.21+	Director Services Agreement with Tanveer A. Khader dated October 21, 2014. (11)
10.22+	Form of Non-Qualified Stock Option Agreement. (11)
10.23+	Form of Restricted Stock Award Agreement. (11)
10.24+	Employment Agreement, effective as of October 1, 2014, between William Frederick and the Company. (10)
10.25+	Employment Agreement, effective as of October 1, 2014, between Wendy Loundermon and the Company. (11)
10.26+	Form of Incentive Stock Option Agreement. (11)
10.27+	Release Agreement, dated January 30, 2015, between William Frederick and the Company. (12)
10.28+	Amended and Restated 2011 Employee Stock Incentive Plan. (13)
10.29	Amendment Number Four To Business Financing Agreement (The exhibit has been omitted pursuant to Section 601(b)(2) of Regulation S-K. The Company will furnish a supplemental copy of any the omitted exhibit to the SEC upon request). (16)
21	List of Subsidiaries of the Corporation. (10)
*23.1	Consent of Marcum LLP.
23.2	Consent of Richardson & Patel LLP (included in Exhibit 5.1). (10)
24.1	Power of Attorney (included in the signature page to the registration statement (file no. August 29, 2014) filed on August 29, 2014). (10)
99.1	Master Services Agreement dated February 24, 2014 by and between Geneseo Communications, Inc. and the Corporation. (7)

*     Filed herewith.

+     Indicates a management contract or compensatory plan.

(1)	Incorporated by reference to the Company’s Registration Statement on Form S-1 (No. 333-190574) filed on August 12, 2013.

(2)	Filed on October 9, 2013 with the Company’s Registration Statement on Form S-1 (No. 333-191648) and incorporated herein by reference.

(3)	Filed on November 12, 2013 with Amendment No. 1 to the Company’s Registration Statement on Form S-1 (No. 333-191648) and incorporated herein by reference.

(4)	Filed on December 9, 2013 with Amendment No. 2 to the Company’s Registration Statement on Form S-1 (No. 333-191648) and incorporated herein by reference.

(5)	Filed on January 21, 2014 with Amendment No. 3 to the Company’s Registration Statement on Form S-1 (No. 333-191648) and incorporated herein by reference.

(6)	Filed on March 13, 2014 with Amendment No. 4 to the Company’s Registration Statement on Form S-1 (No. 333-191648) and incorporated herein by reference.

(7)	Filed on March 21, 2014 with Amendment No. 5 to the Company’s Registration Statement on Form S-1 (No. 333-191648) and incorporated herein by reference.

(8)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on April 24, 2014.

(9)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 filed on May 15, 2014

(10)	Incorporated by reference to the Company’s Registration Statement on Form S-1 (No. 333-198502) filed on August 29, 2014.

(11)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on October 27, 2014.

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(12)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on February 5, 2015.

(13)	Incorporated by reference to the Company’s Registration Statement on Form S-8 (No. 333-195655) filed on May 2, 2014.

(14)	Incorporated by reference to the Company’s Annual Report on Form 10-K filed on March 27, 2015.

(15)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on April 30, 2015.

(16)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on May 7, 2015.

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ITEM 17.      UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)  That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:  The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii)          Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

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(iii)        The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)        Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California on the 3rd day of June, 2015.

SYSOREX GLOBAL HOLDINGS CORP.

By:	/s/ Nadir Ali
Name:	Nadir Ali
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Nadir Ali	CEO	June 3, 2015
Nadir Ali	(Principal Executive Officer) and Director

/s/ Wendy F. Loundermon	Interim Chief Financial Officer	June 3, 2015
Wendy F. Loundermon	(Principal Financial and Accounting Officer)

/s/ Salam Qureishi	Chairman of the Board and Director	June 3, 2015
Salam Qureishi

/s/ Len Oppenheim	Director	June 3, 2015
Len Oppenheim

/s/ Geoffrey Lilien	Director	June 3, 2015
Geoffrey Lilien

/s/ Tom Steding	Director	June 3, 2015
Tom Steding

/s/ Kareem Irfan	Director	June 3, 2015
Kareem Irfan

/s/ Tanveer Khader	Director	June 3, 2015
Tanveer Khader

* Nadir Ali, by signing his name hereto, does hereby sign this report on behalf of the directors of the Registrant above whose typed names appear, pursuant to powers of the attorney executed by such directors and filed with the Securities and Exchange Commission.

By:	/s/ Nadir Ali
Nadir Ali, Attorney-in-Fact

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EXHIBIT INDEX

(a) Exhibit No.	Description
2.1	Asset Purchase and Merger Agreement, effective March 1, 2013, by and among Sysorex Global Holdings Corp., Lilien, LLC and Lilien Systems. (1)
2.2	Agreement of Merger dated March 20, 2013 by and between Lilien Systems and Sysorex Acquisition Corporation. (2)
2.3	List of Schedules and Exhibits to Asset Purchase and Merger Agreement, effective March 1, 2013, by and among Sysorex Global Holdings Corp., Lilien, LLC and Lilien Systems. (2)
2.4	Agreement and Plan of Merger dated August 31, 2013 by and between Sysorex Global Holdings Corp. and Shoom, Inc.(2)
2.5	Acquisition and Share Exchange Agreement dated as of June 27, 2011 by and between Sysorex Consulting, Inc. and Softlead, Inc. (2)
2.6	Agreement and Plan of Merger dated as of December 20, 2013, by and among Sysorex Global Holdings Corp., AirPatrol Corporation, AirPatrol Acquisition Corp. I, AirPatrol Acquisition Corp. II, and Shareholders Representative Services LLC. (5)
2.7	Amendment No. 1 to Agreement and Plan of Merger dated February 28, 2014 with AirPatrol Corporation. (6)
2.8	Amendment No. 2 to Agreement and Plan of Merger dated April 18, 2014 with AirPatrol Corporation. (8)
2.9	Waiver and Amendment No. 3 to Agreement and Plan of Merger dated April 18, 2014 with AirPatrol Corporation. (10)
2.10	Asset Purchase Agreement, dated as of April 24, 2015, between Sysorex Global Holdings Corp., LightMiner Systems, Inc. and Chris Baskett. The exhibits and schedules to this exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K and the registrant undertakes to furnish supplemental copies of any of the omitted exhibits and schedules upon request by the Commission. (15)
3.1	Restated Articles of Incorporation. (1)
3.2	Amendment No. 1 to Amended and Restated Bylaws of Softlead, Inc. (renamed Sysorex Global Holdings Corp.) (1)
4.1	Specimen Stock Certificate of the Corporation. (1)
4.2	Business Financing Agreement dated March 15, 2013 by and among the Sysorex Government Services, Inc., Lilien Systems and Bridge Bank, N.A. (1)
4.3	Warrant to purchase common stock dated March 20, 2013 held by Bridge Bank N.A. (1)
4.4	Warrant to purchase common stock dated July 31, 2012 held by Hanover Holdings I, LLC. (1)
4.5	Warrant to purchase common stock dated August 29, 2013 held by Bridge Bank N.A. (2)
4.6	Amendment to Business Financing Agreement, Waiver of Default and Consent dated as of August 29, 2013 between the Sysorex Global Holdings Corp. and Bridge Bank, N.A. (2)
4.7	Form of Underwriter’s Warrant. (4)
5.1	Legal Opinion of Richardson & Patel LLP. (10)
10.1	Guaranty of Corporation to Bridge Bank, N.A. dated March 15, 2013. (1)
10.2	Guarantor Security Agreement dated March 15, 2013 to Bridge Bank, N.A. (1)
10.3	Registration Rights Agreement dated March 20, 2013 by and between the Corporation and Bridge Bank, N.A. (1)
10.4	Form of Guaranty Agreement dated March 2013 between the Corporation and each of the former members of Lilien, LLC. (1)
10.5+	Form of Employment Agreement effective March 2013 between the Corporation and each of Geoffrey Lilien, Dhruv Gulati and Bret Osborn. (1)
10.6	Registration Rights Agreement dated August 29, 2013 by and between the Corporation and Bridge Bank, N.A. (2)
10.7+	Employment Agreement dated July 1, 2010, by and between the Corporation and Nadir Ali, as amended. (2)
10.8	Loan Agreement dated as of August 30, 2013 by and between AirPatrol Corporation and Sysorex Global Holdings Corp. (4)
10.9	Secured Promissory Note dated August 30, 2013 from AirPatrol Corporation to Sysorex Global Holdings Corp. (4)
10.10	Security Agreement dated as of August 30, 2013 by and between AirPatrol Corporation and Sysorex Global Holdings Corp. (4)
10.11	Subordination Agreement dated as of August 30, 2013 by and between Sysorex Global Holdings Corp. and Note Holders. (4)
10.12+	Employment Agreement dated as of December 20, 2013 by and between AirPatrol Corporation and Cleve Adams. (5)
10.13	Amendment No. 1 to Secured Promissory Note dated February 28, 2014 from AirPatrol Corporation to Sysorex Global Holdings Corp. (6)
10.14	Securities Purchase Agreement dated February 24, 2014 between Sysorex Global Holdings Corp. and Geneseo Communications, Inc. (6)
10.15+	Consulting Services Ordering Agreement dated as of April 1, 2013 by and between the Company and A. Salam Qureishi. (6)
10.16	Amendment Number Two to Business Financing Agreement, Waiver and Consent dated May 13, 2014 among Bridge Bank National Association, Lilien Systems and Sysorex Government Services, Inc. (9)

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10.17	Amendment Number Three to Business Financing Agreement, Waiver and Consent dated December 31, 2014 among Bridge Bank National Association, Lilien Systems and Sysorex Government Services, Inc. (14)
10.18+	Director Services Agreement with Leonard A. Oppenheim dated October 21, 2014. (11)
10.19+	Director Services Agreement with Thomas L. Steding dated October 21, 2014. (11)
10.20+	Director Services Agreement with Kareem M. Irfan dated October 21, 2014. (11)
10.21+	Director Services Agreement with Tanveer A. Khader dated October 21, 2014. (11)
10.22+	Form of Non-Qualified Stock Option Agreement. (11)
10.23+	Form of Restricted Stock Award Agreement. (11)
10.24+	Employment Agreement, effective as of October 1, 2014, between William Frederick and the Company. (10)
10.25+	Employment Agreement, effective as of October 1, 2014, between Wendy Loundermon and the Company. (11)
10.26+	Form of Incentive Stock Option Agreement. (11)
10.27+	Release Agreement, dated January 30, 2015, between William Frederick and the Company. (12)
10.28+	Amended and Restated 2011 Employee Stock Incentive Plan. (13)
10.29	Amendment Number Four To Business Financing Agreement (The exhibit has been omitted pursuant to Section 601(b)(2) of Regulation S-K. The Company will furnish a supplemental copy of any the omitted exhibit to the SEC upon request). (16)
21	List of Subsidiaries of the Corporation. (10)
*23.1	Consent of Marcum LLP.
23.2	Consent of Richardson & Patel LLP (included in Exhibit 5.1). (10)
24.1	Power of Attorney (included in the signature page to the registration statement (file no. August 29, 2014) filed on August 29, 2014). (10)
99.1	Master Services Agreement dated February 24, 2014 by and between Geneseo Communications, Inc. and the Corporation. (7)

*     Filed herewith.

+     Indicates a management contract or compensatory plan.

(1)	Incorporated by reference to the Company’s Registration Statement on Form S-1 (No. 333-190574) filed on August 12, 2013.

(2)	Filed on October 9, 2013 with the Company’s Registration Statement on Form S-1 (No. 333-191648) and incorporated herein by reference.

(3)	Filed on November 12, 2013 with Amendment No. 1 to the Company’s Registration Statement on Form S-1 (No. 333-191648) and incorporated herein by reference.

(4)	Filed on December 9, 2013 with Amendment No. 2 to the Company’s Registration Statement on Form S-1 (No. 333-191648) and incorporated herein by reference.

(5)	Filed on January 21, 2014 with Amendment No. 3 to the Company’s Registration Statement on Form S-1 (No. 333-191648) and incorporated herein by reference.

(6)	Filed on March 13, 2014 with Amendment No. 4 to the Company’s Registration Statement on Form S-1 (No. 333-191648) and incorporated herein by reference.

(7)	Filed on March 21, 2014 with Amendment No. 5 to the Company’s Registration Statement on Form S-1 (No. 333-191648) and incorporated herein by reference.

(8)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on April 24, 2014.

(9)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 filed on May 15, 2014

(10)	Incorporated by reference to the Company’s Registration Statement on Form S-1 (No. 333-198502) filed on August 29, 2014.

(11)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on October 27, 2014.

(12)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on February 5, 2015.

(13)	Incorporated by reference to the Company’s Registration Statement on Form S-8 (No. 333-195655) filed on May 2, 2014.

(14)	Incorporated by reference to the Company’s Annual Report on Form 10-K filed on March 27, 2015.

(15)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on April 30, 2015.

(16)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on May 7, 2015.

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